UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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Russell Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

RUSSELL CORPORATION

To the Shareholders of Russell Corporation:

Notice is hereby given that the annual meeting of the shareholders of Russell Corporation (the “Company”) will be held on Wednesday, April 21, 2004, at 11:00 a.m., Central Daylight Time, at the Company’s sales office located at 281 Sales Office Drive, Alexander City, Alabama 35011 for the following purposes:

(1)	To elect four (4) directors to the Board of Directors for three-year terms ending in 2007;

(2)	To approve a proposal to change the state of incorporation of the Company from Alabama to Delaware by merging the Company into a wholly owned subsidiary incorporated in Delaware (referred to in the accompanying proxy statement as the “reincorporation proposal”); and

(3)	To transact such other business as may properly come before the meeting.

The proposed reincorporation of the Company would result in certain changes to the Company’s articles of incorporation and bylaws, as more fully described in the accompanying proxy statement. Holders of the common stock of the Company at the close of business on [ - ], 2004, are entitled to notice of, and to vote upon, all matters at the annual meeting. Under Alabama law, shareholders are entitled to assert dissenters’ rights as a result of the reincorporation proposal, as more fully described in the accompanying proxy statement.

You are cordially invited to attend the annual meeting so that we may have the opportunity to meet with you and discuss the affairs of the Company. WHETHER YOU PLAN TO ATTEND THE MEETING OR NOT, PLEASE SIGN AND RETURN THE ENCLOSED PROXY SO THAT THE COMPANY MAY BE ASSURED OF THE PRESENCE OF A QUORUM AT THE ANNUAL MEETING. A stamped, addressed envelope is enclosed for your convenience in returning your proxy.

BY ORDER OF THE BOARD OF DIRECTORS,

FLOYD G. HOFFMAN

Senior Vice President, Corporate Development,

General Counsel and Secretary

RUSSELL CORPORATION

PROXY STATEMENT FOR THE ANNUAL MEETING OF

SHAREHOLDERS TO BE HELD APRIL 21, 2004

This proxy statement is furnished, and the accompanying proxy is solicited, by the Board of Directors of Russell Corporation, an Alabama corporation (the “Company”), for use at its annual meeting of shareholders to be held at the Company’s sales office located at 281 Sales Office Drive, Alexander City, Alabama 35011, on Wednesday, April 21, 2004, at 11:00 a.m., Central Daylight Time, and at any adjournment thereof. The proxy statement, accompanying proxy and the Company’s annual report to shareholders will be mailed to shareholders on or about March [-], 2004.

The Board of Directors of the Company has fixed the close of business on [ - ], 2004, as the record date for determining the holders of the common stock of the Company entitled to notice of, and to vote at, the annual meeting. As of such date, the Company had issued and outstanding and entitled to vote at the annual meeting an aggregate of [-] shares of common stock, each share of which is entitled to one (1) vote on all matters to be considered at the annual meeting.

Pursuant to Alabama law and the Company’s bylaws, a majority of the shares of common stock entitled to vote, represented in person or by proxy, will constitute a quorum at a meeting of the shareholders. The holders of shares represented by proxies reflecting abstentions or “broker non-votes” are considered present at the meeting and count toward a quorum. Brokers holding shares of record for their customers generally are not entitled to vote on certain matters unless they receive voting instructions from their customers. When brokers complete proxy forms, they generally vote on those matters as to which they are entitled to vote. On those matters as to which brokers are not entitled to vote without instructions from their customers and have not received such instructions, brokers generally indicate on their proxies that they lack voting authority as to those matters, which are referred to as “broker non-votes.”

Under the rules of the New York Stock Exchange, the election of directors is considered to be a “routine” matter upon which a brokerage firm that holds a shareholder’s shares in its name may vote on the shareholder’s behalf, even if the shareholder has not furnished the brokerage firm voting instructions within a specified period prior to the annual meeting. Under the rules of the New York Stock Exchange, the reincorporation proposal is not a “routine” matter and therefore a brokerage firm that holds a shareholder’s shares in its name may not vote on the shareholder’s behalf unless the shareholder has furnished the brokerage firm voting instructions within a specified period prior to the annual meeting.

Each of the nominees to be elected to the Board of Directors must receive the affirmative vote of a majority of the votes cast by the holders of shares of common stock represented at the annual meeting as part of the quorum. Thus, abstentions will have no effect on the election of directors.

The approval of the reincorporation proposal requires the affirmative vote of two-thirds of the votes entitled to be cast by the holders of common stock of the Company. Thus, abstentions and broker non-votes, which will be counted for purposes of determining a quorum, will have the effect of votes against the reincorporation proposal.

Shares represented by a properly executed proxy on the accompanying form will be voted at the annual meeting and, when instructions have been given by the shareholder, will be voted in accordance with those instructions. A shareholder who has given a proxy may revoke it at any time prior to its exercise by giving written notice of such revocation to the Secretary of the Company, by executing and delivering to the Company a later dated proxy reflecting contrary instructions, or by appearing at the annual meeting and taking appropriate steps to vote in person.

SUMMARY TERM SHEET

The following is only a summary of certain information contained in this document. You should carefully review this entire document along with the attached exhibits to understand fully the proposal to elect directors and the reincorporation proposal.

•	Proposal to Elect Directors (See page 4): We are proposing to elect four (4) directors to the Board of Directors for three-year terms ending in 2007.

•	Reincorporation Proposal (See page 7): We are proposing to change the state of incorporation of Russell Corporation from Alabama to Delaware by merging Russell Corporation into a wholly owned subsidiary incorporated in Delaware. The name of the Delaware corporation, which will be the successor to the Company in the merger, is also Russell Corporation. Throughout the proxy statement, we refer to our Delaware subsidiary as “Russell Delaware” and to the merger as the “reincorporation merger.”

•	Our Reasons for the Reincorporation Proposal (See page 9): The primary reason for the reincorporation from Alabama to Delaware is to obtain the benefits of Delaware’s comprehensive, widely used and extensively interpreted corporate law.

•	Our Name in Connection with the Reincorporation: Our name will not change in connection with the reincorporation; we will continue to be named “Russell Corporation.” Throughout the proxy statement, we refer to Russell Corporation, the Delaware corporation, as “Russell Delaware” or the “surviving corporation” and to Russell Corporation, the Alabama corporation, as “Russell Corporation” or the “Company.”

•	Effect of Approving the Reincorporation Proposal (See page 10): If the shareholders approve the reincorporation proposal, Russell Corporation and Russell Delaware would effect the reincorporation merger and, as a result, Russell Corporation would become a Delaware corporation. A vote in favor of the reincorporation proposal is a vote in favor of the Agreement and Plan of Merger, dated January 30, 2004, by and between the Company and Russell Delaware (the “merger agreement”) pursuant to which Russell Corporation and Russell Delaware would merge to effect the reincorporation merger. The proposed reincorporation merger would NOT result in any change in the business, management, fiscal year, assets or liabilities or location of the principal facilities of the Company. Assuming that all nominees are elected as directors and Russell Corporation and Russell Delaware effect the reincorporation merger, the directors and officers of Russell Corporation would become the directors and officers of the surviving corporation, except that Tim Lewis, who is retiring as a director of Russell Corporation, would not be a director of the surviving corporation and [ - ], who is not currently a director of Russell Corporation, would be elected to the Board of Directors of Russell Corporation as a Class III director. Simultaneously with the reincorporation merger, [ - ] would become a Class II director of the surviving corporation to ensure that each class of directors of the surviving corporation consists, as nearly as possible, of one-third of the total number of directors constituting the entire Board of Directors of the surviving corporation, as required by the Restated Certificate of Incorporation of Russell Delaware and the Amended and Restated Bylaws of Russell Delaware. As a Class II director, [ - ] would serve until the annual meeting of shareholders in 2006 and until his successor has been duly elected and qualified.

•	Effect of Not Approving the Reincorporation Proposal: If the shareholders do not approve the reincorporation proposal, Russell Corporation and Russell Delaware would not consummate the merger and Russell Corporation would continue to operate as an Alabama corporation.

•	What You Would Receive in the Reincorporation Merger (See page 7): On the effective date of the reincorporation merger, your shares of common stock of Russell Corporation would become an equivalent number of shares of common stock of the surviving corporation. Each of your shares of common stock, par value $.01, of Russell Corporation, with respect to which you have not validly perfected dissenters’ rights, automatically would be converted into one share of common stock, par value $.01, of Russell Delaware. You would not need to exchange your existing stock certificates for stock certificates of the surviving corporation.

•	Effect of Reincorporation on the Trading of Your Shares of Common Stock (See page 8): The New York Stock Exchange and the Pacific Exchange list the common stock of Russell Corporation under the symbol “RML.” As soon as reasonably practicable after the reincorporation merger, the New York Stock Exchange and the Pacific Exchange would list the common stock of the surviving corporation under the same name and symbol as the New York Stock Exchange and the Pacific Exchange currently list the common stock of Russell Corporation.

•	Recommendations of the Board of Directors of the Company: The Board of Directors of the Company recommends that you vote “For” the election of the Company’s four (4) nominees for director. The Board of Directors of the Company also recommends that you vote “For” the reincorporation proposal. Approval of the reincorporation proposal would constitute approval of the merger agreement and therefore of the reincorporation merger.

•	Dissenters Rights (See pages 21 and 22): Under Alabama law, shareholders are entitled to dissent from the reincorporation merger and, if the reincorporation merger is consummated, to receive “fair value” for their shares in cash by complying with the provisions on dissenters’ rights in Alabama law that are set forth in Sections 10-2B-13.01 through 10-2B-13.32 of the Alabama Business Corporation Act.

•	Voting of Shares Held in “Street Name” (See page 1): If you hold your shares in street name, which means your shares are held of record by a broker, bank or nominee, your broker, bank or nominee will be permitted, without your instructions, to vote your shares held in street name on the proposal relating to the election of directors. Your broker, bank or nominee will not be permitted, without your instructions, to vote your shares held in street name on the reincorporation proposal. You should, therefore, be sure to provide your broker, bank or nominee with instructions on how to vote your shares on the reincorporation proposal. Failure to vote, or to instruct your broker, bank or nominee how to vote any shares held in street name, would have the same effect as a vote against the reincorporation proposal.

•	Tax Effects of the Reincorporation (See page 22): We believe that the reincorporation merger would be tax free to our shareholders and that you would be entitled to the same basis in the shares of the surviving corporation as you had in the shares of common stock of Russell Corporation.

•	Changes in Shareholder Rights (See pages 11-20): If Russell Corporation and Russell Delaware effect the reincorporation merger, Delaware law and the certificate of incorporation and bylaws of the surviving corporation would govern the rights of all shareholders of Russell Corporation.

•	You Should Call our Proxy Solicitor with Questions: If you have further questions, you may contact Innisfree M&A, our proxy solicitor, toll-free at (877) 750-5838; for international callers, (646) 822-7402. Banks and brokers may call Innisfree collect at (212) 750-5833.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF THE NOMINEES FOR DIRECTOR (PROPOSAL NO. 1) AND “FOR” THE REINCORPORATION PROPOSAL (PROPOSAL NO 2).

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Directors of the Company are divided into three classes, with approximately one-third of the directors being elected at each annual meeting for three-year terms. The terms of C.V. Nalley III, John R. Thomas and John A. White will expire at the annual meeting, and C.V. Nalley III, John R. Thomas and John A. White have been nominated for reelection at the annual meeting to serve until the annual meeting of shareholders in 2007 and until their successors have been duly elected and qualified. Tim Lewis, whose term will also expire at the annual meeting, is retiring from the Board of Directors and will not stand for reelection. The Board of Directors has nominated [ - ] for election at the annual meeting to serve until the annual meeting of shareholders in 2007 and until his successor has been duly elected and qualified.

Proxies cannot be voted for more than four persons, and in the absence of contrary instructions, shares represented by the proxies will be voted FOR the election of all nominees for director of the Company listed below. Should any nominee be unable or unwilling to accept election, it is expected that the proxies will vote for the election of such other person for director as the Board of Directors then recommends. The Board of Directors has no reason to believe that any of the nominees will be unable to serve or will decline to serve if elected.

Each of the nominees to be elected to the Board of Directors must receive the affirmative vote of a majority of the votes cast by the holders of shares of common stock represented at the annual meeting as part of the quorum.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A

VOTE “FOR” THE ELECTION OF ALL THE NOMINEES (PROPOSAL NO. 1).

NOMINEES FOR TERMS EXPIRING IN 2007:

C.V. Nalley III Atlanta, Georgia	Director since 1989 Age 61
Mr. Nalley is Chief Executive Officer, Nalley Automotive Group, a wholly owned subsidiary of the Asbury Automotive Group, Inc., which consists of automobile and truck sales companies, and has held this position for more than five years.
Mr. Nalley is a member of the Corporate Governance and Management Development and Compensation Committees of the Board of Directors.

John R. Thomas Alexander City, Alabama	Director since 1966 Age 66
Mr. Thomas is Chairman, President and Chief Executive Officer of Aliant Financial Corporation, a bank holding company, and has held these positions for more than five years. He is a director of Alfa Corporation, a financial services holding company.
Mr. Thomas is a member of the Corporate Responsibility and Management Development and Compensation Committees of the Board of Directors.

John A. White Fayetteville, Arkansas	Director since 1992 Age 64
Dr. White has been Chancellor of the University of Arkansas since July 1997. He served as Dean of Engineering of the Georgia Institute of Technology from 1991 to June 1997. He is a director of Motorola, Inc., an electronics and communications technology company; Logility, Inc., an internet business-to-business service provider; Eastman Chemical Company, a chemical and plastics manufacturing company; and J.B. Hunt Transport Services, Inc., a transportation and shipping company.
Dr. White is a member of the Audit and Corporate Governance Committees of the Board of Directors.

Directors Whose Terms Expire in 2005:

Herschel M. Bloom Atlanta, Georgia	Director since 1986 Age 60
Mr. Bloom has been a partner in the law firm of King & Spalding for more than five years. He is a director of Post Properties, Inc., an upscale apartment developer.
Mr. Bloom is Chairperson of the Corporate Governance Committee and a member of the Executive Committee of the Board of Directors. Mr. Bloom also serves as the Lead Director.

Ronald G. Bruno Birmingham, Alabama	Director since 1992 Age 52
Mr. Bruno is President of Bruno Capital Management Corporation, an investment company, and has held this position for more than five years. He is a director of SouthTrust Bank and Books-a-Million, Inc., a retail book sales company.
Mr. Bruno is Chairperson of the Management Development and Compensation Committee and a member of the Audit Committee of the Board of Directors.

Mary Jane Robertson Morristown, New Jersey	Director since 2000 Age 50
Ms. Robertson has been Senior Executive Vice President and Chief Financial Officer for Crum & Forster, a property and casualty insurance group, since 1999. Ms. Robertson is a director of Crum & Forster Holding Inc., and several of its subsidiary companies. She was previously Senior Vice President and Chief Financial Officer of Capsure Holdings Corp., an insurance products company.
Ms. Robertson is the Chairperson of the Audit Committee and a member of the Corporate Governance Committee of the Board of Directors.

Directors Whose Terms Expire in 2006:

John F. Ward Atlanta, Georgia	Director since 1998 Age 60
Mr. Ward was elected President and Chief Executive Officer of the Company effective March 31, 1998, and Chairman of the Board of Directors effective April 22, 1998, and presently serves as Chairman of the Board of Directors and Chief Executive Officer. Prior to being elected to such positions, Mr. Ward was President of J. F. Ward Group, Inc., a consulting firm specializing in the domestic and international apparel and textile industries, from 1996 to 1998. Prior to that time, Mr. Ward was Chief Executive Officer of the Hanes Group and Senior Vice President of Sara Lee Corporation. Mr. Ward is a director of Marmot Mountain Ltd., a high-end outdoor apparel and equipment company, and is a member of the executive committee of the Metro Atlanta Chamber of Commerce. He is a member of the advisory board of the Robert C. Goizueta Business School at Emory University.
Mr. Ward is Chairperson of the Executive Committee of the Board of Directors.

Margaret M. Porter Birmingham, Alabama	Director since 1997 Age 53
Ms. Porter currently serves on the boards of The National Association of Children’s Hospitals and Related Institutions, The Community Foundation of Greater Birmingham, the Eyesight Foundation of Alabama, Inc., McWane Center and AmSouth Birmingham Bank. Ms. Porter formerly served as Mayor of Mountain Brook, Alabama, and from 1992 to 1997, as founding Chairman of McWane Center in Birmingham, Alabama. McWane Center is a non-profit organization which promotes public understanding of science, technology and the environment and serves as a statewide resource for Alabama schools. Ms. Porter is also the immediate past Chairman of the Board of Trustees of the Children’s Health System of Alabama.
Ms. Porter is the Chairperson of the Corporate Responsibility Committee of the Board of Directors.

As previously indicated, Tim Lewis is retiring from the Company’s Board of Directors at this year’s Annual
Meeting after nine years of dedicated service. The Company is grateful for the many contributions Mr. Lewis has made to our success and we extend our very best wishes to him and his family.

PROPOSAL NO. 2

REINCORPORATION PROPOSAL

Introduction

For the reasons set forth in “Principal Reasons for the Reincorporation Proposal” on pages 9 and 10 of this proxy statement, the Board of Directors of the Company believes that it is advisable and in the best interests of the Company and its shareholders to change the state of incorporation of the Company from Alabama to Delaware. The Company proposes to accomplish the reincorporation in Delaware by merging the Company into one of the Company’s wholly owned subsidiaries that is incorporated in Delaware (the “reincorporation merger”). The name of the Delaware corporation, which will be the successor to the Company in the reincorporation merger, is also Russell Corporation. This proxy statement refers to Russell Corporation, the Alabama corporation, as “Russell Corporation” or the “Company” and to Russell Corporation, the Delaware corporation, as “Russell Delaware” or the “surviving corporation.”

Russell Delaware was incorporated under Delaware law on August 10, 2001 under the name “Russell Corporation.” The address and phone number of Russell Delaware are the same as the address and phone number of the Company. As of the date and time immediately prior to the effective date of the reincorporation merger, if the reincorporation merger is effected, Russell Delaware will not have any material assets or liabilities and will not have carried on any material business.

As discussed in “Principal Reasons for the Reincorporation Proposal,” management believes that reincorporation in Delaware is beneficial to the Company because Delaware corporate law is more comprehensive, widely used and extensively interpreted than other state corporate laws, including Alabama corporate law. Management also believes that Delaware law is better suited than Alabama law to protect shareholders’ interests in the event of an unsolicited takeover attempt. The Company, however, is not aware that any person is currently attempting to acquire control of the Company, to obtain representation on the Board of Directors of the Company or take any action that would materially affect the governance of the Company.

The Reincorporation Merger

The reincorporation merger would be effected pursuant to the merger agreement in substantially the form attached as Exhibit A. Upon completion of the reincorporation merger, the Company would cease to exist as a corporate entity and Russell Delaware, which would be the surviving corporation, would continue to operate the business of the Company under the name Russell Corporation. The discussion of the reincorporation merger set forth below is qualified in its entirety by reference to the attached merger agreement.

Pursuant to the merger agreement, each outstanding share of common stock, par value $.01 per share, of Russell Corporation would be converted automatically into one share of common stock, par value $.01 per share, of Russell Delaware upon the effective date of the reincorporation merger. Each stock certificate representing issued and outstanding shares of common stock of Russell Corporation would continue to represent the same number of shares of common stock of Russell Delaware. If Russell Corporation and Russell Delaware effect the reincorporation merger, shareholders of Russell Corporation would not need to exchange their existing stock certificates of Russell Corporation for stock certificates of Russell Delaware. Shareholders may, however, exchange their certificates if they choose to do so. Assuming that Russell Corporation and Russell Delaware effect the reincorporation merger, the surviving corporation may decide to issue substitute stock certificates in the future to replace the current certificates that are outstanding. If the surviving corporation were to decide to issue substitute stock certificates, the surviving corporation would notify its shareholders.

Pursuant to the merger agreement, Russell Corporation and Russell Delaware promise to take all actions that Delaware law and Alabama law require for Russell Corporation and Russell Delaware to effect the reincorporation merger. Russell Delaware also promises to qualify to do business as a foreign corporation in the states in which Russell Corporation is qualified to do business before Russell Corporation and Russell Delaware effect the reincorporation merger.

The merger agreement provides that the respective obligations of Russell Corporation and Russell Delaware under the merger agreement are subject to the following conditions:

•	The shareholders of Russell Corporation and the sole shareholder of Russell Delaware have approved or adopted, as the case may be, the merger agreement;

•	No court or governmental authority, whether by statute, rule, regulation, executive order, decree, ruling, injunction or other order, has prohibited, restrained, enjoined or restricted the consummation of the reincorporation merger; and

•	The New York Stock Exchange and the Pacific Exchange have approved for listing the common stock of the surviving corporation.

The New York Stock Exchange and the Pacific Exchange list the common stock of Russell Corporation under the symbol “RML.” As soon as reasonably practicable after the reincorporation merger, the New York Stock Exchange and the Pacific Exchange would list the common stock of the surviving corporation under the same name and symbol as the New York Stock Exchange and the Pacific Exchange currently list Russell Corporation.

If Russell Corporation and Russell Delaware effect the reincorporation merger, all employee benefit plans (including stock option and other equity-based plans) of Russell Corporation would be continued by the surviving corporation, and each stock option and other equity-based award issued and outstanding pursuant to such plans would be converted automatically into a stock option or other equity-based award with respect to the same number of shares of common stock of the surviving corporation, upon the same terms and subject to the same conditions as set forth in the applicable plan under which the award was granted and in the agreement reflecting the award.

If the shareholders of Russell Corporation approve the reincorporation merger, the Company and Russell Delaware plan to effect the reincorporation merger as soon as practicable after the annual meeting. The merger agreement provides that the Board of Directors of either Russell Corporation or Russell Delaware may abandon the reincorporation merger for any reason, notwithstanding shareholder approval. If the shareholders do not approve the reincorporation merger, Russell Corporation and Russell Delaware would not consummate the merger and Russell Corporation would continue to operate as an Alabama corporation.

Under Alabama law, shareholders of Russell Corporation have the right to dissent with respect to the reincorporation proposal and to receive from the Company payment in cash of the fair value of their shares of common stock of Russell Corporation if Russell Corporation and Russell Delaware consummate the reincorporation merger. See “Rights of Dissenting Shareholders” on pages 21 and 22 of this proxy statement.

Vote Required for the Reincorporation Proposal

Alabama law requires the affirmative vote of two-thirds of the votes entitled to be cast by the holders of common stock of Russell Corporation to approve the merger agreement pursuant to which Russell Corporation and Russell Delaware would effect the reincorporation merger. A vote in favor of the reincorporation proposal is a vote to approve the merger agreement and therefore the reincorporation merger. A vote in favor of the reincorporation proposal is also effectively a vote in favor of the Restated Certificate of Incorporation of Russell Delaware and the Amended and Restated Bylaws of Russell Delaware. If the shareholders approve the merger agreement and the reincorporation merger becomes effective, the Restated Certificate of Incorporation of Russell Delaware (“Delaware Certificate”) and the Amended and Restated Bylaws of Russell Delaware (“Delaware Bylaws”) in effect immediately prior to the effective date of the reincorporation merger would respectively become the certificate of incorporation and bylaws of the surviving corporation. The Delaware Certificate includes the certificate of designation that sets forth the designation and relative rights, preferences and limitations of the Series A Junior Participating Preferred Stock of Russell Delaware (“Certificate of Designation”). See “Amendment of Rights Agreement” immediately below. The Delaware Certificate, the Certificate of Designation and the Delaware Bylaws are attached as Exhibits B, C and D, respectively.

Amendment of Rights Agreement

The Company adopted a Rights Agreement with SunTrust Bank, Atlanta, on October 25, 1999, whereby one right was issued for each outstanding share of common stock. Each right entitles the registered holder to purchase from the Company one one-hundredth of a share of Series A Junior Participating Preferred Stock, par value $.01 per share, of the Company at a price of $85 per one one-hundredth of a share. The rights generally will not become exercisable unless and until, among other things, any person acquires 15% or more of the outstanding shares of common stock. The rights are redeemable under certain circumstances at $.01 per right and will expire, unless earlier redeemed or extended, on October 25, 2009.

If the shareholders approve the reincorporation proposal, the Company has determined to amend the Rights Agreement immediately prior to the effective date of the reincorporation merger in order to preserve the continued effectiveness of the Rights Agreement for the benefit of Russell Delaware and its shareholders. The Company also has determined to amend the Rights Agreement as of the effective date of the reincorporation merger to remove the provision in the Rights Agreement that prevents rights from being redeemed for 180 days following a change in a majority of the Board of Directors as a result of a proxy contest. As a result of the amendment of the Rights Agreement, the rights could be immediately redeemed following a change in the majority of the Board of Directors of Russell Delaware as a result of a proxy contest.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE REINCORPORATION PROPOSAL

Principal Reasons For The Reincorporation Proposal

The Company was originally incorporated in Alabama on March 7, 1902. The incorporators chose to incorporate in the State of Alabama because the laws of Alabama were suitable for the Company’s operations at the time. For many years, Delaware has followed a policy of encouraging incorporation in Delaware and, in furtherance of that policy, has been the leader in adopting, construing and implementing comprehensive, flexible corporate laws that are responsive to the legal and business needs of the corporations organized under Delaware law. Unlike most states, including Alabama, Delaware has established progressive principles of corporate governance that the Company could draw upon when making business and legal decisions. In addition, any direct benefit that Delaware law provides to corporations indirectly benefits the shareholders, who are the owners of the corporations. Because Delaware law is responsive to the needs of shareholders, Delaware law also directly benefits shareholders. For these reasons, the Company has determined that Delaware law would better suit the current needs of the Company and its shareholders than Alabama law does.

To take advantage of Delaware’s flexible and responsive corporate laws, many corporations choose to incorporate initially in Delaware or choose to reincorporate in Delaware as Russell Corporation proposes to do. In general, the Company believes that Delaware provides a more appropriate and flexible corporate and legal environment in which to operate than currently exists in the State of Alabama and that the Company and its shareholders would benefit from such an environment. The Board of Directors of the Company has considered the following benefits available to Delaware corporations in deciding to propose reincorporation in Delaware:

•	the General Corporation Law of the State of Delaware, which is generally acknowledged to be the most advanced and flexible corporate statute in the country;

•	the responsiveness and efficiency of the Division of Corporations of the Secretary of State of Delaware, which uses modern computer technology;

•	the Delaware General Assembly, which each year considers and adopts statutory amendments that the Corporation Law Section of the Delaware State Bar Association proposes in an effort to ensure that the corporate statute continues to be responsive to the changing needs of businesses;

•	the Delaware Court of Chancery, which handles complex corporate issues with a level of experience and a degree of sophistication and understanding unmatched by any other court in the country, and the Delaware Supreme Court, which is highly regarded; and

•	the well-established body of case law construing Delaware law, which has developed over the last century and which provides businesses with a greater degree of predictability than most, if not all, other jurisdictions provide.

Additionally, management believes that, as a Delaware corporation, Russell Corporation would be better able to continue to attract and retain qualified directors and officers than it would be able to as an Alabama corporation, in part, because Delaware law provides more predictability with respect to the issue of liability of directors and officers than Alabama law does. The increasing frequency of claims against directors and officers that are litigated has greatly expanded the risks to directors and officers of exercising their respective duties. The amount of time and money required to respond to and litigate such claims can be substantial. Although Alabama law and Delaware law both permit a corporation to include a provision in the corporation’s articles or certificate, as the case may be, of incorporation that in certain circumstances reduces or limits the monetary liability of directors for breaches of their fiduciary duty of care, Delaware law, as stated above, provides to directors and officers more predictability than Alabama does and, therefore, provides directors and officers of a Delaware corporation a greater degree of comfort as to their risk of liability than that afforded under Alabama law.

Anti-Takeover Implications

Delaware, like many other states, permits a corporation to include in its certificate of incorporation or bylaws or to otherwise adopt measures designed to reduce a corporation’s vulnerability to unsolicited takeover attempts. The Board of Directors of the Company, however, is not proposing the reincorporation merger to prevent a change in control of the Company and is not aware of any present attempt by any person to acquire control of the Company or to obtain representation on the Company’s Board of Directors. The Board of Directors of the Company has no current plans to implement any defensive strategies to enhance the ability of the Board of Directors to negotiate with an unsolicited bidder.

With respect to implementing defensive strategies, Delaware law is preferable to Alabama law because of the substantial judicial precedent on the legal principles applicable to defensive strategies. As an Alabama corporation or a Delaware corporation, Russell Corporation could implement some of the same defensive measures. As a Delaware corporation, however, Russell Corporation would benefit from the predictability of Delaware law on such matters.

No Change in the Board Members, Business, Management, Employee Benefit Plans or Location of Principal Facilities of the Company

The reincorporation proposal would effect only a change in the legal domicile of the Company and certain other changes of a legal nature, the most significant of which are described in this proxy statement. The proposed reincorporation merger would NOT result in any change in the business, management, fiscal year, assets or liabilities, employee benefit plans, or location of the principal facilities of the Company. Assuming that all nominees are elected as directors and Russell Corporation and Russell Delaware effect the reincorporation merger, the directors and officers of Russell Corporation would become the directors and officers of the surviving corporation, except that Tim Lewis is retiring as a director of Russell Corporation, would not be a director of the surviving corporation and [—], who is not currently a director of Russell Corporation, would be elected to the Board of Directors of Russell Corporation as a Class III director. Simultaneously with the reincorporation merger, [—] would become a Class II director of the surviving corporation to ensure that each class of directors of the surviving corporation consists, as nearly as possible, of one-third of the total number of directors constituting the entire Board of Directors of the surviving corporation, as required by the Delaware Certificate and the Delaware Bylaws. As a Class II director, [—] would serve until the annual meeting of shareholders in 2006 and until his successor has been duly elected and qualified. All employee benefit plans (including stock option and other equity-based plans) of Russell Corporation would be continued by the surviving corporation, and each stock option and other equity-based award issued and outstanding pursuant to such plans would automatically be converted into a stock option or other equity-based award with respect to the same number of shares of the surviving corporation, upon the same terms and subject to the same conditions as set forth in the applicable plan under which the award was granted and in the agreement reflecting the award. Approval of the reincorporation proposal would constitute approval of the assumption of these plans by the surviving corporation. Assuming Russell Corporation and Russell Delaware effect the reincorporation merger, the surviving corporation would continue other employee benefit arrangements of Russell Corporation upon the terms and subject to the conditions currently in effect.

Comparison of Shareholder Rights Before and After the Reincorporation Merger

There are significant similarities between the Delaware Certificate and Russell Corporation’s Restated Articles of Incorporation (“Alabama Articles”). For example, both the Delaware Certificate and the Alabama Articles provide for the authorization of 150 million shares of common stock and 10 million shares of preferred stock and a classified Board of Directors that is divided into three classes. In addition, the Delaware Certificate and Delaware Bylaws contain certain provisions that will enable shareholders of Russell Delaware to have rights similar to those that are automatically applicable to Russell Corporation under Alabama law but that are not required by Delaware law. For example, under Alabama law, holders of 10% of a company’s shares have the right to call special meetings of shareholders; shareholders of Russell Delaware will have this same right under the Delaware Bylaws. In addition, under Alabama law, shareholders have the right to take action in lieu of a meeting by unanimous written consent; shareholders of Russell Delaware will have this same right under the Delaware Certificate.

Set forth below is a table that summarizes some of the most significant differences in the rights of the shareholders of the Company before and after the reincorporation merger is effective as a result of the differences between Alabama law, the Alabama Articles and the Alabama Bylaws, on the one hand, and Delaware law, the Delaware Certificate and the Delaware Bylaws, on the other hand. The summary of the differences is significant because if the shareholders of Russell Corporation approve the reincorporation proposal and the reincorporation merger becomes effective, the Delaware Certificate and the Delaware Bylaws in effect immediately prior to the effective date of the reincorporation merger would become the certificate of incorporation and bylaws of the surviving corporation. As previously stated, the Delaware Certificate, the Certificate of Designation, which is part of the Delaware Certificate, and the Delaware Bylaws are attached as Exhibits B, C and D, respectively. All statements in this proxy statement concerning such documents are qualified by reference to the complete provisions of the documents. In addition to the changes described below, certain technical changes have been made to the Delaware Certificate and the Delaware Bylaws to reflect insignificant differences between Delaware law and Alabama law. The table below is not intended to be relied upon as an exhaustive list of all differences or a complete description of the differences, and is qualified in its entirety by reference to Alabama law, Delaware law, the Alabama Articles and Alabama Bylaws, and the Delaware Certificate and Delaware Bylaws.

	RUSSELL CORPORATION, an Alabama corporation	RUSSELL CORPORATION, a Delaware corporation
Size of Board of Directors	Alabama law requires that a corporation that has a classified board of directors must have at least nine individuals on its board of directors. As a result, the Alabama Articles and the Alabama Bylaws have fixed the number of members of the Board of Directors to a range of 9 to 15 persons (except that this range may be increased if the terms of any preferred stock issued by the Company allow the holders of the preferred stock to elect additional directors). The Board of Directors may adopt through a majority vote a resolution to fix the exact number of directors within the range of directors.	Unlike Alabama law, Delaware law does not require that a corporation that has a classified board of directors have a minimum number of directors. As a result, the Delaware Certificate and the Delaware Bylaws have fixed the number of members of the Board of Directors to a range of 7 to 15 persons (except that this range may be increased if the terms of any preferred stock issued by Russell Delaware allow the holders of the preferred stock to elect additional directors). The Board of Directors may adopt through a majority vote a resolution to fix the exact number of directors within the range of directors.

The Company has determined to fix the range of the number of members of the Board of Directors of Russell Delaware to 7 to 15 persons to provide Russell Delaware with greater flexibility to determine the size of its Board of Directors than Russell Delaware would have if the range of the number of members of the Board of Directors of Russell Delaware were 9 to 15 persons.

Removal of Directors

As permitted by Alabama law, the Alabama Articles provide directors may be removed without cause with the affirmative vote of 75% of the outstanding shares entitled to vote. The Alabama Articles provide that directors may be removed with cause in the manner provided by law. Under Alabama law, any director may be removed with cause if the votes shareholders cast in favor of removal exceed the votes cast against it.

The Delaware Certificate includes the same standard for removing directors without cause as the Alabama Articles contain. With respect to removal with cause, however, the Delaware Certificate is consistent with the requirement of Delaware law that removal of directors requires the vote of a majority of the outstanding shares entitled to vote.

Therefore, shareholders of Russell Delaware, which will have a classified Board of Directors, will be able to remove directors for cause by the majority vote of the outstanding shares entitled to vote and without cause by the affirmative vote of 75% of the outstanding shares entitled to vote.

	RUSSELL CORPORATION, an Alabama corporation	RUSSELL CORPORATION, a Delaware corporation

Alabama law provides a statutory mechanism for removing directors by judicial proceedings. In such proceedings, a court may remove a director if the court finds that (i) the director engaged in fraudulent or dishonest conduct, or gross abuse of authority or discretion, with respect to the corporation and (ii) removal of the director is in the best interest of the corporation. A corporation or shareholders holding 10% or more of the outstanding shares of the corporation may commence such judicial proceedings.

Delaware law does not provide a statutory mechanism for removing directors by judicial proceedings.
Filling Vacancies on the Board of Directors

Under Alabama law, a board of directors may fill vacancies on a company’s board of directors but may only fill vacancies resulting from an increase in the number of directors if a company’s articles of incorporation permit the board of directors to do so. Alabama law also provides that shareholders may fill vacancies on a board of directors, whether resulting from an increase in the number of directors or otherwise. The Alabama Articles provide that the Board of Directors or the Company’s shareholders may fill vacancies resulting from an increase in the number of directors.

Consistent with Alabama law, the Alabama Articles provide that if a director is elected to fill a vacancy, the director would serve a term that expires at the next shareholders’ meeting at which directors are elected, even if the director is elected to replace a director with a term that does not expire at the next shareholders’ meeting.

The Delaware Certificate provides that the Board of Directors of Russell Delaware may fill vacancies on Russell Delaware’s Board of Directors (including vacancies resulting from an increase in the number of directors). The Delaware Certificate also provides that, subject to the rights of the holders of any series of preferred stock that is outstanding, shareholders may fill any vacancy on the Board of Directors of Russell Delaware, including vacancies that result from an increase in the number of directors.

As required by Delaware law, the Delaware Certificate provides that if a director is elected to fill a vacancy, the director would serve a term that expires upon the next election of the class for which the director is chosen.

	RUSSELL CORPORATION, an Alabama corporation	RUSSELL CORPORATION, a Delaware corporation
Approval of Certain Transactions with Interested Shareholders; Business Combination Statute	The Alabama Articles provide that certain business combinations with “interested shareholders” (generally defined as persons who beneficially own 10% or more of the Company’s outstanding voting stock) may not be effected, unless (i) a majority of the disinterested directors approve the business combination (either specifically or as a transaction that is within an approved category of transactions), (ii) the business combination meets certain requirements designed to ensure that price and procedure are fair, or (iii) the shareholders authorize the business combination by the affirmative vote of at least 75% of the total voting power of the Company.

The Delaware Certificate does not include the provisions on business combinations with “interested shareholders” that the Alabama Articles include because Section 203 of the General Corporation Law of the State of Delaware offers protections similar to the protections currently contained in the Alabama Articles.

Section 203 prohibits certain mergers, consolidations, sales of assets and other transactions with an “interested shareholder” (generally a shareholder or group of shareholders that owns 15% or more of the outstanding voting stock of a corporation) for three years following the date the shareholder became an interested shareholder. This prohibition on mergers, consolidations, sales of assets and other transactions is subject to the following exceptions: (i) the business combination or transaction in which the shareholder becomes an interested shareholder is approved by the corporation’s board of directors prior to the shareholder becoming an interested shareholder; (ii) the business combination is with an interested shareholder who became an interested shareholder in a transaction whereby he acquired 85% of the corporation’s voting stock, excluding shares held by directors who are also officers and certain employee stock plans; or (iii) the business combination is approved by the corporation’s board of directors and authorized at a meeting by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested shareholder.

Section 203 applies to Delaware corporations that have a class of voting stock listed on a national securities exchange, authorized for quotation on the NASDAQ Stock Market, or held of record by more than 2,000 shareholders. Assuming Russell Corporation and Russell Delaware effect the reincorporation merger, Section 203 would apply to the surviving corporation because stock of the surviving corporation would be listed on the New York Stock Exchange.

	RUSSELL CORPORATION, an Alabama corporation	RUSSELL CORPORATION, a Delaware corporation
Amendments to the Charter	Under Alabama law, Russell Corporation may generally amend its articles of incorporation if the votes cast in favor of the amendment exceed the votes cast against the amendment. The Alabama Articles, however, provide that amendments to provisions in the Alabama Articles that relate to the Board of Directors and business combinations with “interested shareholders” require the affirmative vote of 75% of the outstanding shares entitled to vote.	Under Delaware law, Russell Delaware may generally amend its certificate of incorporation upon the approval of a majority of the outstanding stock entitled to vote. Similar to the Alabama Articles, the Delaware Certificate provides that in certain circumstances amendments require the affirmative vote of 75% of the outstanding shares entitled to vote. Under the Delaware Certificate, amendments to the provisions in the Delaware Certificate relating to the Board of Directors, shareholder action by written consent and the ability of the Board of Directors to amend the Delaware Bylaws will all require the affirmative vote of 75% of the outstanding shares entitled to vote.

Limitation or Elimination of Directors’ Personal Liability	The Alabama Articles contain a provision limiting the liability of directors in accordance with Alabama law. Under Alabama law, if a corporation’s articles of incorporation so provide, the liability of a director to the corporation or its shareholders for money damages for any action taken, or any failure to take any action, as a director, may be eliminated or limited, except liability for (a) the amount of financial benefit received by a director to which such director is not entitled, (b) an intentional infliction of harm on the corporation or its shareholders, (c) the payment of unlawful dividends, stock repurchases or redemptions, (d) an intentional violation of criminal law, or (e) a breach of the director’s duty of loyalty to the corporation or its shareholders.	The Delaware Certificate contains a provision limiting the liability of its directors in accordance with Delaware law. Under Delaware law, if a corporation’s certificate of incorporation so provides, the personal liability of a director for breach of fiduciary duty as a director may be eliminated or limited. A corporation’s certificate of incorporation, however, may not limit or eliminate a director’s personal liability (a) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (b) for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, (c) for the payment of unlawful dividends, stock repurchases or redemptions, or (d) for any transaction in which the director received an improper personal benefit.

Constitutional Provisions

The Alabama Constitution requires shareholder approval for a company to increase its stock or bonded indebtedness or to issue preferred stock.

Section 234 of the Alabama Constitution provides that the stock and bonded indebtedness of a corporation shall not be increased without the consent of the persons holding the larger amount in value

The Delaware Constitution does not have provisions analogous to the constitutional provisions in Alabama.

	RUSSELL CORPORATION, an Alabama corporation	RUSSELL CORPORATION, a Delaware corporation

of stock, which consent shall be obtained at a meeting of shareholders where notice of such meeting has been provided more than 30 days in advance of such meeting. At a special meeting of shareholders held in 2001, however, the Company’s shareholders authorized the Board of Directors to increase the bonded indebtedness of the Company without additional shareholder approval.

Section 237 of the Alabama Constitution provides that a corporation may not issue preferred stock without the consent of the owners of two thirds of the stock of the corporation. The Alabama Articles, however, permit the Board of Directors of the Company from time to time to create, authorize and issue preferred stock without shareholder approval.

Shareholder Voting

Under Alabama law, action on a matter generally is approved if a quorum is present and the votes cast in favor of the action exceed the votes cast against the action, unless Alabama law or a corporation’s articles of incorporation require a greater number of affirmative votes; however, under Alabama law, unless the corporation’s articles of incorporation provide otherwise, directors are elected by a majority of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present when the vote is taken.

With certain exceptions, Alabama law requires that a merger, share exchange, sale of all or substantially all of a corporation’s assets or similar transaction be approved by a vote of two thirds of the votes entitled to be cast on the transaction, unless the corporation’s articles of incorporation provide for a greater or lesser vote.

The exceptions under Alabama law to the voting requirements for mergers are substantially similar to the exceptions under Delaware law.

Under Delaware law, in the absence of a specification in the corporation’s certificate of incorporation or bylaws, once a quorum is obtained, the affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote on the subject matter is required for shareholder action; however, under Delaware law directors are elected by a plurality of votes present in person or represented by proxy and entitled to vote on the election of directors.

Delaware law generally requires that a merger or sale of assets be approved by a vote of a majority of the shares outstanding and entitled to vote on the transaction. However, Delaware law does not require a vote of the shareholders of the surviving corporation in a merger (unless the corporation provides otherwise in its certificate of incorporation) if (a) the merger agreement does not amend the existing certificate of incorporation, (b) each share of the stock of the surviving corporation outstanding immediately before the effective date of the merger is an identical outstanding

	RUSSELL CORPORATION, an Alabama corporation	RUSSELL CORPORATION, a Delaware corporation
or treasury share after the merger, and (c) either no shares of common stock of the surviving corporation and no shares, securities or obligations convertible into such stock are to be issued or delivered under the plan of merger, or the authorized and unissued shares or the treasury shares of common stock of the surviving corporation to be issued or delivered under the plan of merger plus those initially issuable upon conversion of any other shares, securities or obligations to be issued or delivered under such plan do not exceed 20% of the shares of common stock of such constituent corporation outstanding immediately prior to the effective date of the merger.

Dissenters’ Rights of Appraisal	Alabama law generally affords dissenters’ rights of appraisal with respect to a merger, share exchange, sale of all or substantially all of a corporation’s assets and, to the extent the articles of incorporation of a corporation so provide, certain amendments to the articles of incorporation that materially and adversely affect shareholders’ rights. For a description of dissenters’ rights available to shareholders of the Company under Alabama law, see “Rights of Dissenting Shareholders,” on pages 21 and 22 and Exhibit E, which is attached to this proxy statement.	Delaware law generally affords dissenters’ rights of appraisal with respect to stock of a corporation in a merger or consolidation. Delaware law, however, does not afford dissenters’ rights of appraisal with respect to (a) a sale of assets, (b) stock of a corporation surviving a merger if no vote of the shareholders is required to approve the merger under the circumstances set forth above in the section of this table entitled “Shareholder Voting” or (c) stock of a corporation in a merger or consolidation if the stock is (i) listed on a national securities exchange or designated as a national market system security or (ii) widely held (by more than 2,000 shareholders); provided, however that the holders of stock described in clauses (c)(i) or (c)(ii) will be entitled to dissenters’ rights if such holders are required to accept for shares anything except stock in the surviving corporation or stock in any other corporation that is listed on a national securities exchange or designated as a national market system security or widely held.

	RUSSELL CORPORATION, an Alabama corporation	RUSSELL CORPORATION, a Delaware corporation
Inspection of Shareholders List	Alabama law requires that the list of shareholders entitled to notice of a meeting be available for inspection by any shareholder beginning two business days after notice of the meeting is given and continuing through the meeting. Under Alabama law, a corporation must make the list available at the corporation’s principal office or, if the principal office is not located within Alabama, at the corporation’s registered office in Alabama.	Delaware law requires that the list of shareholders entitled to vote at a meeting be available for inspection by any shareholder in the period beginning 10 days prior to the meeting and continuing through the meeting. Delaware law, however, only permits inspection of the list for a purpose germane to the meeting. Under Delaware law, a corporation must make the list available on a reasonably accessible electronic network or during ordinary business hours at the principal place of business of the corporation.

Dissolution	Under Alabama law, a corporation may voluntarily dissolve itself if the board of directors of the corporation by a majority vote recommends dissolution to the shareholders and shareholders approve a proposal to dissolve the corporation by the affirmative vote of two thirds of the votes of each class entitled to vote on the proposal.	Under Delaware law, a corporation may voluntarily dissolve itself if the board of directors adopts by a majority vote a resolution that dissolution is advisable and shareholders approve a proposal to dissolve the corporation by a majority vote of the outstanding stock of the corporation entitled to vote on the proposal.

Interested Director Transactions	Under Alabama law, a “conflicting interest” with respect to a corporation means an interest a director of a corporation has with respect to a transaction effected or proposed to be effected by the corporation or by a subsidiary if the director knows that the director, a person related to the director or an entity affiliated with the director is a party to the transaction or has a beneficial interest in or so closely linked to the transaction and of such financial significance to the director or such other person that the interest would reasonably be expected to exert an influence on the director’s judgment if the director were called upon to vote on the transaction. A transaction that involves such a conflicting interest may not be enjoined, set aside, or give rise to an award of damages or other sanctions, in a proceeding by a shareholder or by or in the right of the corporation, because the director, or any person with whom or which he or she has a personal, economic, or other association, has an interest in the transaction, if (i) the
What constitutes a transaction with a “conflicting interest” is broader under Alabama law than what constitutes a comparable transaction under Delaware law. Under Delaware law, certain contracts or transactions in which one or more of a corporation’s directors have an interest are not void or voidable solely because of such interest, provided that the contract or transaction is fair at the time it is authorized, is ratified by the corporation’s shareholders after disclosure of the relationship or interest, or is authorized in good faith by a majority of the disinterested members of the board of directors or a committee thereof after disclosure of the relationship or interest. Delaware law permits an interested director to be counted in determining whether a quorum of the directors is present at the meeting approving the transaction, and further provides that the contract or transaction shall not be void or voidable solely because an interested director’s vote is counted at the meeting that authorizes the transaction.

	RUSSELL CORPORATION, an Alabama corporation	RUSSELL CORPORATION, a Delaware corporation

transaction received the affirmative vote of a majority (but no fewer than two) of qualified directors on the board of directors or on a committee of the board who voted on the transaction after disclosure to them; (ii) a majority of the votes entitled to be cast by the holders of all qualified shares are cast in favor of the transaction after notice to shareholders describing the director’s conflicting interest transaction; or (iii) the transaction, judged according to the circumstances at the time the corporation entered into a commitment with respect thereto, is established to have been fair to the corporation.

For purposes of the foregoing, “qualified director” means, with respect to a director’s conflicting interest transaction, any director who does not have either a conflicting interest respecting the transaction or a familial, financial, professional or employment relationship with a second director who does have a conflicting interest respecting the transaction. A majority (but no fewer than two) of all the qualified directors on the board of directors, or on the committee, constitutes a quorum for purposes of action that complies with the foregoing and directors’ action that otherwise complies with the foregoing is not affected by the presence or vote of a director who is not a qualified director. “Qualified shares” mean any shares entitled to vote with respect to the director’s conflicting interest transaction except shares that are beneficially owned (or the voting of which is controlled) by a director who has a conflicting interest respecting the transaction or by a related person of the director, or both. A majority of the votes entitled to be cast by the holders of all qualified shares constitute a quorum for purposes of action that complies with the foregoing.

Examination of Books and Records	Under Alabama law, a shareholder of an Alabama corporation or of a foreign corporation with its principal office located in Alabama has the right to inspect and copy certain records, including the corporation’s articles of incorporation and bylaws, designated by Alabama law. Alabama law requires that a person be a shareholder of record for at least 180 days or be the holder of	Under Delaware law, any shareholder of record with a proper purpose has the right to inspect and copy stock ledgers and other books and records of a Delaware corporation. Under Delaware law, a “proper purpose” is a purpose reasonably related to such person’s interest as a shareholder.

	RUSSELL CORPORATION, an Alabama corporation	RUSSELL CORPORATION, a Delaware corporation

record of at least 5% of all outstanding shares of a corporation and have a proper purpose for the inspection to have the right to inspect other records, including the minutes of board of directors meetings and shareholder records.

Dividends and Repurchases of Shares	Under Alabama law and unless otherwise restricted by a corporation’s articles of incorporation, a corporation may not make any distribution (including dividends, whether in cash or other property, and repurchases of its shares) if, after making such distribution, (i) the corporation would not be able to pay its debts as they become due in the usual course of business or (ii) the corporation’s total assets would be less than the sum of its total liabilities plus (unless the articles of incorporation provide	Delaware law permits a corporation to declare and pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or for the preceding fiscal year as long as the amount of capital of the corporation following the declaration and payment of the dividend is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. In addition, Delaware
	otherwise) the amount that would be needed, if the corporation were to be dissolved, to satisfy the preferential rights of shareholders whose preferential rights are superior to those receiving the distribution.	law generally provides that a corporation may redeem or repurchase its shares only if the capital of the corporation is not impaired and such redemption or repurchase would not impair the capital of the corporation.

Accounting Treatment of the Reincorporation Merger

The reincorporation merger would be accounted for as a reverse merger whereby, for accounting purposes, the Company would be considered the acquiror and the surviving corporation would be treated as the successor to the historical operations of the Company. Accordingly, the historical financial statements of the Company, which the Company previously reported to the Securities and Exchange Commission on Forms 10-K and 10-Q, among other forms, as of and for all periods through the date of this proxy statement, would be treated as the financial statements of the surviving corporation.

Regulatory Approval

To the Company’s knowledge, the only required regulatory or governmental approval or filings necessary in connection with the consummation of the reincorporation merger would be the filing of articles of merger with the Secretary of State of Alabama and the filing of a certificate of merger with the Secretary of State of Delaware.

Rights of Dissenting Shareholders

Alabama law provides that a shareholder of the Company may dissent from the reincorporation merger and obtain payment for the fair value of his or her shares of common stock. The following is a summary of Sections 10-2B-13.01 through 10-2B-13.32 of the Alabama Business Corporation Act (the “Alabama Dissent Provisions”), the relevant text of which is set forth as Exhibit E to this proxy statement.

Under the Alabama Dissent Provisions, a shareholder of the Company may dissent from the reincorporation merger by utilizing the following procedures: (i) the dissenting shareholder must deliver to the Company, prior to the vote being taken on the reincorporation merger at the annual meeting, written notice of his or her intent to demand payment for his or her shares of common stock if Russell Corporation and Russell Delaware effect the reincorporation merger (the “notice requirement”); and (ii) the dissenting shareholder must not vote in favor of the reincorporation proposal (or submit a proxy that results in a vote in favor of the reincorporation proposal). As long as a shareholder fulfills the notice requirement described in (i) above, the shareholder’s failure to vote on the reincorporation proposal would not constitute a waiver of his or her right to demand payment. A shareholder who does not satisfy the procedures set forth in (i) and (ii) above waives his or her right to demand payment. A vote against the reincorporation proposal does not satisfy the procedures set forth in (i) and (ii) above.

If the shareholders approve the reincorporation proposal, the Company must deliver written notice of such approval to each dissenting shareholder (the “written dissenters’ notice”), which must be sent not later than 10 days after the date Russell Corporation and Russell Delaware effect the reincorporation merger, assuming Russell Corporation and Russell Delaware do so, and the dissenting shareholder must make a demand for payment of the fair value of his or her shares of common stock in accordance with the terms of the written dissenters’ notice, which demand must be received by the Company by a date to be specified by the Company in the written dissenters’ notice, which date shall be not fewer than 30 nor more than 60 days after the date on which the written dissenters’ notice is delivered.

Within 20 days after a shareholder makes a formal demand for payment, each shareholder demanding payment shall submit the certificate or certificates representing his or her shares of common stock to the Company for notation thereon by the Company that such demand has been made. The failure to submit the shares of common stock for such notation shall, at the option of the Company, terminate the shareholder’s rights under the Alabama Dissent Provisions unless a court of competent jurisdiction, for good and sufficient cause, shall otherwise direct. Once a shareholder makes a formal demand for payment, he or she may not withdraw his or her demand unless the Company consents to such withdrawal.

Under the Alabama Dissent Provisions, a record shareholder may dissent as to fewer than all of the shares of common stock registered in his or her name only if he or she dissents with respect to all shares of common stock beneficially owned by any one person and notifies the Company in writing of the name and address of each person on whose behalf he or she asserts dissenters’ rights. The rights of a partial dissenter are determined as if the shares of common stock to which he or she dissents and his or her other shares of common stock were registered in the names of different shareholders.

Upon the date Russell Corporation and Russell Delaware effect the reincorporation merger, or upon receipt by the Company of a demand for payment, the Company must offer to pay each dissenting shareholder who has properly complied with the Alabama Dissent Provisions the amount estimated by the Company to be the fair value of the shares of common stock held by each such dissenting shareholder, plus accrued interest. Such offer must be accompanied by, among other information, the Company’s balance sheet as of the end of the fiscal year ending not more than 16 months before the date of the offer, an income statement for that year, the latest available interim financial statements, if any, a statement of the Company’s estimate of the fair value of the shares, and an explanation of how the interest was calculated. If any dissenting shareholder accepts such offer of payment, then such dissenting shareholder must surrender to the Company the certificate or certificates representing his or her shares of common stock. Upon receipt by the Company of the certificate or certificates, the Company shall pay such dissenting shareholder the fair value of his or her shares, plus accrued interest, and such dissenting shareholder will cease to have any interest in the shares. If, however, a dissenting shareholder does not accept the Company’s offer of payment, then such dissenting shareholder must, within 30 days after the Company offered payment for his or her shares of common stock, notify the Company in writing of his or her own estimate of the fair value of his or her shares of common stock and amount of interest due, and demand payment of such estimate, or reject the Company’s offer and demand the fair value of his or her shares of common stock and interest due. If this demand by a dissenting shareholder remains unsettled for 60 days, then the Company must commence a proceeding in the circuit court of Tallapoosa County, Alabama to determine the fair value of the shares of common stock and accrued interest. If the Company does not commence this proceeding within the 60-day period, then the Company must pay each dissenting shareholder whose demand remains unsettled the amount demanded. The Company must make all dissenting shareholders whose demands remain unsettled parties to this proceeding. In such proceeding, the court may, if it so elects, appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The Company must pay each dissenting shareholder the amount found to be due after final determination of the proceedings. Upon payment of such judgment and surrender to the Company of the certificate or certificates representing the appraised shares, the dissenting shareholder will cease to have any interest in the shares of common stock.

The costs and expenses of any such dissent proceeding will be determined by the court and will be assessed against the Company, but costs and expenses may be assessed against all or some of the dissenting shareholders, in such amounts as the court deems equitable, to the extent the court finds such dissenting shareholders acted arbitrarily, vexatiously or not in good faith in demanding payment after receiving an offer of payment from the Company. The court may also assess the reasonable fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable (a) against the Company and in favor of any or all dissenting shareholders if the court finds that the Company did not substantially comply with the requirements of the Alabama Dissent Provisions, or (b) against either the Company or a dissenting shareholder, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by the Alabama Dissent Provisions. If the court finds that the services of counsel for any dissenting shareholder were of substantial benefit to the other dissenting shareholders similarly situated, and that the fees for the services should not be assessed against the Company, the court may award such counsel reasonable fees to be paid out of the amounts awarded to dissenting shareholders who were benefited.

The foregoing is only a summary of the Alabama Dissent Provisions, and is qualified in its entirety by reference to the provisions thereof, the text of which is set forth as Exhibit E to this proxy statement. Each shareholder of the Company is urged to carefully read the full text of the Alabama Dissent Provisions.

Certain Federal Income Tax Consequences

The Company has been advised by its counsel, Skadden, Arps, Slate, Meagher & Flom LLP, that, for federal income tax purposes, no gain or loss would be recognized by the holders of the common stock of Russell Corporation as a result of the consummation of the reincorporation merger and no gain or loss would be recognized by Russell Corporation or Russell Delaware. In addition, counsel has advised the Company that each former holder of common stock of Russell Corporation would have the same basis in the common stock of the surviving corporation received by such person pursuant to the reincorporation merger as such holder had in the common stock of Russell Corporation held by such person immediately prior to the consummation of the reincorporation merger, and such person’s holding period with respect to such common stock of the surviving corporation would include the period during which such holder held the corresponding common stock of Russell Corporation, provided the latter was held by such person as a capital asset immediately prior to the consummation of the reincorporation merger.

State, local or foreign income tax consequences to shareholders may vary from the federal tax consequences described above. SHAREHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISERS AS TO THE EFFECT OF THE REINCORPORATION MERGER UNDER APPLICABLE FEDERAL, STATE, LOCAL OR FOREIGN INCOME TAX LAWS.

BENEFICIAL OWNERSHIP

Security Ownership of Executive Officers and Directors

The following table sets forth information regarding beneficial ownership of the Company’s common stock by each director, the executive officers named in the Summary Compensation Table on page 36, and the directors and executive officers of the Company as a group, all as of [ - ], 2004:

	Amount and Nature of Beneficial Ownership				Percent of Class (4)
Individual or Group	Sole Voting And Investment Power	Options Exercisable Within 60 Days	Other Beneficial Ownership	Total Beneficial Ownership
John F. Ward	87,250	1,146,212	615,960(1)(2)	1,849,422	5.69%
Herschel M. Bloom	10,103	16,468	0	26,571	*
Ronald G. Bruno	15,782	16,468	0	32,250	*
Tim Lewis	2,417	16,468	0	18,885	*
C.V. Nalley III	13,518	24,446	0	37,964	*
Margaret M. Porter	4,836	16,468	0	21,304	*
Mary Jane Robertson	3,333	30,168	0	33,501	*
John R. Thomas	108,490	16,468	490,120(3)	615,078	1.89%
John A. White	4,937	16,468	0	21,405	*
Jonathan R. Letzler	33,268	275,000	0	308,268	*
JT Taunton, Jr.	11,204	69,900	0	81,104	*
Floyd G. Hoffman	3,837	110,000	600,960(2)	714,797	2.20%
Matthew C. Mirchin	5,926	5,000	0	10,926	*
Robert D. Martin	5,967	75,000	0	80,967	*
All Executive Officers and Directors as a group (28 persons)	376,613	2,061,992	1,707,040	4,145,645	12.74%

*	Represents less than one percent (1%).

(1)	Includes 15,000 shares owned by Mr. Ward’s spouse.

(2)	Includes 600,960 shares held by the Company’s pension plan, of which Messrs. Ward and Hoffman are trustees and with respect to which they share voting rights. Messrs. Ward and Hoffman disclaim beneficial ownership with respect to such shares.

(3)	Includes (i) 32,372 shares held by a trust of which Mr. Thomas is one of three trustees, (ii) 454,248 shares owned indirectly by Mr. Thomas as general and limited partner in two limited partnerships, and (iii) 3,500 shares owned by Mr. Thomas’ spouse.

(4)	For purposes of determining Percent of Class, options exercisable within sixty days are added to total shares outstanding.

Principal Shareholders

The following table sets forth each person who, to the Company’s knowledge, had sole or shared voting or investment power over more than five percent of the outstanding shares of common stock of the Company as of [ - ]:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class (9)
Roberta A. Baumgardner	3,987,021 shares (1)	12.3%
755 Lee Street
P.O. Box 272
Alexander City, Alabama 35011-0272

Benjamin Russell	3,391,417 shares (2)	10.4%
755 Lee Street
P.O. Box 272
Alexander City, Alabama 35011-0272

Edith L. Russell	3,357,949 shares (3)	10.3%
755 Lee Street
P.O. Box 272
Alexander City, Alabama 35011-0272

Nancy R. Gwaltney	3,347,271 shares (4)	10.3%
755 Lee Street
P.O. Box 272
Alexander City, Alabama 35011-0272

Barclays Global	2,100,597 shares (5)	6.5%
Investors, N.A.
45 Fremont Street
San Francisco, California 94105

John F. Ward	1,849,422 shares (6)	5.7%
3330 Cumberland Blvd.
Suite 800
Atlanta, Georgia 30339

Dimensional Fund Advisers Inc.	1,738,900 shares (7)	5.4%
1299 Ocean Avenue, 11th Floor
Santa Monica, California 90401

NFJ Investment Group L.P.	1,763,150 shares (8)	5.4%
2121 San Jancinto Street
Suite 1840
Dallas, Texas 75201

(1)	Includes 641,072 shares as to which Mrs. Baumgardner has sole voting and investment power and 3,345,949 shares as to which Mrs. Baumgardner has shared voting and investment power pursuant to a trust created under the will of Benjamin C. Russell, of which Mrs. Baumgardner is one of four trustees.

(2)	Includes (i) exercisable options to acquire 16,468 shares and (ii) 3,374,949 shares as to which Mr. Russell has shared voting and investment power, consisting of (A) 3,345,949 shares held by a trust created under the will of Benjamin C. Russell, of which Mr. Russell is one of four trustees, (B) 25,000 shares held by the Adelia Russell Charitable Foundation, of which Mr. Russell is one of three trustees, and (C) 4,000 shares held by a profit sharing plan, of which Mr. Russell is one of two trustees.

(3)	Includes 12,000 shares as to which Mrs. Russell has sole voting and investment power, and 3,345,949 shares held by a trust created under the will of Benjamin C. Russell, of which Mrs. Russell is one of four trustees, and with respect to which Mrs. Russell has shared voting and investment power.

(4)	Includes 3,345,949 shares held by a trust created under the will of Benjamin C. Russell, of which Mrs. Gwaltney is one of four trustees and with respect to which Mrs. Gwaltney has shared voting and investment power; and 1,322 shares as to which Mrs. Gwaltney has sole voting and investment power.

(5)	From Schedule 13G filed with the Securities and Exchange Commission on February 13, 2004, which states that Barclays Global Investors, N.A. and three other affiliated companies have sole voting power with respect to 1,869,249 shares, sole dispositive power with respect to 1,869,249 shares, and shared voting and dispositive power with respect to no shares.

(6)	Includes 15,000 shares owned by Mr. Ward’s spouse, options which are exercisable within 60 days to acquire 1,146,212 shares, and 600,960 shares held by the Company’s pension plan, of which Mr. Ward is a trustee and with respect to which he shares voting rights. Mr. Ward disclaims beneficial ownership with respect to the shares held by the Company’s pension plan.

(7)	From Schedule 13G filed with the Securities and Exchange Commission on February 6, 2004, which states that Dimensional Fund Advisors, Inc., in its capacity as investment advisor or manager, has sole voting and dispositive power with respect to 1,738,900 shares, and shared voting and dispositive power with respect to no shares.

(8)	From Schedule 13G filed with the Securities and Exchange Commission on February 13, 2004, which states that NFJ Investment Group L.P., in its capacity as investment adviser, has sole voting power with respect to 1,155,700 shares, shared voting power with respect to 607,450, sole dispositive power with respect to 1,763,150 shares and shared dispositive power with respect to no shares.

(9)	For purposes of determining Percent of Class, options exercisable within sixty days are added to total shares outstanding.

BOARD OF DIRECTORS

Determinations Regarding Director Independence

In February 2004, the Board of Directors adopted the Company’s Corporate Governance Principles and Practices (the “Governance Principles”). The Governance Principles can be found on the Investor Relations section of the Company’s website (www.russellcorp.com). A copy also may be obtained by written request submitted to Floyd G. Hoffman, Secretary, Russell Corporation, 3330 Cumberland Boulevard, Suite 800, Atlanta, Georgia 30339.

Pursuant to the Governance Principles, and in compliance with the new corporate governance listing standards of the New York Stock Exchange, the Board of Directors undertook its annual review of director independence in February 2004. During this review, the Board of Directors considered transactions and relationships between each director or any member of his or her immediate family or companies or entities with which the director is affiliated and the Company and its subsidiaries and affiliates, including those reported under “Transactions with Management and Others and Certain Business Relationships” on page 29 of this proxy statement. The Board of Directors also examined transactions and relationships between directors or their affiliates and members of the Company’s senior management or their affiliates. The purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that a director is independent. In the course of its review, the Board of Directors considered the following relationships:

•	the Company in 2003 paid legal fees to King & Spalding, a law firm in which Mr. Bloom is a partner, of approximately $591,000;

•	the Company in 2003 paid legal fees to Bradley Arant Rose & White, a law firm in which Ms. Porter’s son-in-law is a partner, of approximately $708,000;

•	Crum & Forster, Ms. Robertson’s employer, provided third-party liability insurance to the Company several years ago and may be making payments to claimants or defending the Company in connection with any claims that the insurance may cover;

•	in 2003 the Company paid interest and fees to Aliant Bank, which is a subsidiary of Aliant Financial Corporation, where Mr. Thomas is Chairman, President and Chief Executive Officer, of approximately $166,000; and

•	the Company in 2003 paid fees to Adjoined Consulting, Inc., a firm in which Mr. White’s son is an officer, of approximately $172,000.

In each case, the Board of Directors considered all of the relevant facts and circumstances, including the dollar amounts involved and the nature of the relationship between the director and the organization to which such payments were made. As a result of this review, the Board of Directors affirmatively determined that, other than Mr. Ward, the Company’s Chairman and Chief Executive Officer, none of the directors has a material relationship with the Company nor any relationship that would preclude his or her independence under the listing standards of the New York Stock Exchange.

Lead Director

Herschel M. Bloom serves as the Company’s Lead Director and chairs meetings of the non-management directors. To contact Mr. Bloom, or the non-management directors as a group, see “Communicating with Directors” on page 30 of this proxy statement.

Committees of the Board of Directors; Meetings

The Board of Directors has standing Executive, Management Development and Compensation, Audit, Corporate Governance, and Corporate Responsibility committees. The members of each committee are indicated on pages 4 through 6 of this proxy statement.

The Executive Committee is authorized to act in place of the Board of Directors between meetings of the Board of Directors. The Committee held five meetings during 2003.

The Management Development and Compensation Committee has overall responsibility for designing, approving and evaluating the Company’s executive compensation plans, policies and programs, including determining and approving the compensation of the Company’s Chief Executive Officer. The Committee operates under a written charter adopted by the Company’s Board of Directors, which is available on the Investor Relations section of the Company’s website at (www.russellcorp.com). A copy also may be obtained by written request submitted to Floyd G. Hoffman, Secretary, Russell Corporation, 3330 Cumberland Boulevard, Suite 800, Atlanta, Georgia 30339. The Committee held six meetings during 2003.

The Audit Committee appoints the Company’s independent accountants and reviews the audit plan, annual financial statements and audit results prior to press releases and the filing on Form 10-K. The Committee also reviews the interim financial statements with management and independent auditors prior to filings on Form 10-Q and press releases. The Committee discusses with the independent auditors their independence from management of the Company and the matters included in the written disclosures required by the Independence Standards Board. The Committee has adopted a formal written charter, as revised in February 2004, that specifies the Audit Committee’s responsibilities. A copy of the revised charter is attached to this proxy statement as Exhibit F and is available on the Investor Relations section of the Company’s website at (www.russellcorp.com).

A copy may also be obtained by written request submitted to Floyd G. Hoffman, Secretary, Russell Corporation, 3330 Cumberland Boulevard, Suite 800, Atlanta, Georgia 30339.

The Audit Committee is composed of three directors, Ms. Robertson, Mr. Bruno and Dr. White, who meet the new audit committee independence requirements of the New York Stock Exchange. Mr. Bloom resigned from the Committee as of March 1, 2004. The Board of Directors has determined that Ms. Robertson, the chair of the Committee, is qualified as an “audit committee financial expert” within the meaning of SEC regulations and that all of the Committee members meet the financial literacy requirements of the New York Stock Exchange. Dr. White currently serves on the audit committees of four other public companies. Under the Audit Committee Charter, a Committee member may not simultaneously serve on the audit committees of more than two other public companies unless the Board affirmatively determines that such simultaneous service does not impair the ability of the member to effectively serve on the Committee. The Board of Directors has determined that Dr. White’s simultaneous service on the four other audit committees does not impair his ability to effectively serve on the Committee. The Committee held eight meetings during 2003.

The Corporate Governance Committee (i) evaluates the composition of the Board of Directors, assists the Board of Directors in identifying qualified candidates for director and recommends candidates for election to the Company’s Board of Directors; (ii) conducts an annual appraisal of the performance of the Board of Directors as a whole and the performance of individual members of the Board of Directors; (iii) recommends director nominees for each of the committees of the Board of Directors; and (iv) develops and implements policies and practices for the Company relating to corporate governance in accordance with applicable law and regulations and the Company’s Governance Principles. The Committee operates under a written charter adopted by the Company’s Board of Directors and has replaced the Nominating Committee formerly maintained by the Board of Directors. The Charter of the Corporate Governance Committee is available on the Investor Relations section of the Company’s website at (www.russellcorp.com). A copy also may be obtained by written request submitted to Floyd G. Hoffman, Secretary, Russell Corporation, 3330 Cumberland Boulevard, Suite 800, Atlanta, Georgia 30339. The Committee is composed of four directors who are not officers of the Company and who meet the independence requirements of the New York Stock Exchange. The Committee held three meetings during 2003.

The Corporate Responsibility Committee provides oversight and guidance concerning the Company’s obligations to its employees and the communities in which it operates. The Committee held two meetings in 2003.

During the year ended January 3, 2004, the Board of Directors held five regular and two special meetings. Each member of the Board of Directors attended at least 75% of the meetings of the Board of Directors and the committees of which he/she is a member. It is traditional that the Company holds a Board of Directors meeting immediately prior to the annual meeting of shareholders, and all directors are invited and encouraged to attend the annual meeting of shareholders. All members of the Board of Directors attended the Company’s 2003 annual meeting.

Process for Selecting Nominees for the Board of Directors

The Corporate Governance Committee of the Board of Directors makes director recommendations to the full Board of Directors for appointments to fill vacancies of any unexpired term on the Board of Directors and to recommend nominees for submission to shareholders for approval at the time of the annual meeting. When formulating its director recommendations, the Corporate Governance Committee may consider advice and recommendations from others, including Company shareholders, as it deems appropriate. The Corporate Governance Committee has the responsibility to extend any offer to a new director candidate to serve on the Board of Directors.

The Company does not set specific criteria for directors but believes that candidates should show evidence of leadership in their particular field, have broad business experience and the ability to exercise sound business judgment. In selecting directors, the Board of Directors generally seeks a combination of active or former Chief

Executive Officers or senior officers of major businesses and leading academics. The Board of Directors also considers, among other factors, a nominee’s reputation for integrity and ethical dealings and a willingness to devote adequate time and effort to the responsibilities of the Board of Directors.

The Corporate Governance Committee identifies potential nominees by asking current directors and executive officers to notify the Committee if such directors and officers become aware of persons who meet the criteria described above. Examples of potential nominees include individuals who are currently serving or have retired as chief executive officers or chief financial officers of public companies or from government or military service. The Committee also, from time to time, may engage firms that specialize in identifying director candidates. As described below, the Committee will also consider candidates recommended by shareholders.

Once a potential candidate has been identified by the Corporate Governance Committee, the Committee may collect and review publicly available information regarding the person to assess whether the person should be considered further. If the Committee determines that the candidate warrants further consideration, the Chairperson or another member of the Committee would contact the person. Generally, if the person expresses a willingness to be considered and to serve on the Board of Directors, the Committee would request information from the candidate, review factors bearing on the person’s independence from the Company, review the person’s accomplishments and qualifications relative to the accomplishments and qualifications of any other candidates that the Committee might be considering, and conduct one or more interviews with the candidate. In certain instances, members of the Committee may contact references provided by the candidate, other members of the business community or other persons that may have greater first-hand knowledge of the candidate’s accomplishments. The Committee would employ the same evaluation process if a candidate was to be recommended by a shareholder.

Shareholders who submit to the Company evidence of their share ownership may recommend candidates for the Board of Directors. Recommendations of candidates for the Board of Directors submitted by shareholders will be considered by the Corporate Governance Committee if the Company receives such recommendations not less than 120 days prior to the anniversary date of the Company’s most recent annual meeting. The names of such candidates, along with biographical information, should be submitted to Floyd G. Hoffman, Secretary, Russell Corporation, 3330 Cumberland Boulevard, Suite 800, Atlanta, Georgia 30339.

Audit Committee Report

In connection with the performance of its responsibilities under its charter, the Audit Committee has reviewed and discussed with both management and the Company’s independent auditors all annual and quarterly financial statements prior to their issuance during fiscal 2003 and has reviewed significant accounting and disclosure issues with management and the Company’s independent auditors. In addition, the Audit Committee has reviewed key initiatives and programs designed to strengthen the effectiveness of the Company’s internal control structure. As part of this process, the Committee has monitored the scope and adequacy of the Company’s internal auditing program, including staffing levels and steps taken to improve the Company’s internal procedures and controls.

Also, the Audit Committee has:

•	Reviewed and discussed the audited financial statements of the Company with management;

•	Discussed with the independent auditors the matters required to be discussed by the Statement on Auditing Standards No. 61 (Communication with Audit Committees);

•	Received from the independent auditors written disclosures and the letter regarding the auditors’ independence required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with the auditors their independence, including a review of audit and non-audit fees paid to the independent auditor; and

•	Recommended, based upon the review and discussion noted above, to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended January 3, 2004, for filing with the Securities and Exchange Commission.

Audit Committee

Mary Jane Robertson, Chairperson

Herschel M. Bloom*

Ronald G. Bruno

John A. White

*	As indicated above, Mr. Bloom resigned from the Audit Committee as of March 1, 2004

Compensation of Directors

Under the Russell Corporation 2000 Non-Employee Directors’ Compensation Plan, as amended (the “2000 Directors’ Plan”), each non-employee director receives a quarterly retainer of $8,750 and, with respect to service for years ending with the annual meeting in 2003, an annual option to purchase shares of common stock with a value equivalent to $25,000, exercisable for ten years at a price equal to the market value of the common stock on the date of the annual meeting. Effective January 1, 2003, a stock retainer deferral account (a “deferral account”) was established for each non-employee director in lieu of stock options. Immediately following each annual meeting each non-employee director’s deferral account will be credited with shares of common stock having a market value of $25,000. In addition, on each dividend payment date with respect to the common stock, each deferral account will be credited with additional shares of common stock equal to the number of shares of common stock which could be acquired with the dividends paid on the shares of common stock in the deferral account based on the market value of such shares on such date. The shares in a deferral account will be paid to a non-employee director on the earlier of the first anniversary of the date such director ceased to be a director of the Company or the day after such director ceased to be a director following such director reaching age 70. Effective January 1, 2003, those non-employee directors serving in the following capacities receive the following additional annual cash retainers: Chairperson of the Audit Committee -- $10,000; members of the Audit Committee -- $5,000; and Lead Director -- $5,000. The 2000 Directors’ Plan allows a non-employee director to elect to receive the cash retainer fees payable to such director in (i) shares of common stock or (ii) shares of common stock deposited to a deferral account. 275,350 shares of common stock are presently authorized to be issued under the 2000 Directors’ Plan, including those shares of common stock remaining under the Russell Corporation 1997 Non-Employee Directors’ Stock Grant, Stock Option and Deferred Compensation Plan.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely upon review of Forms 3, 4 and 5 and amendments thereto related to the Company’s most recent fiscal year, and written representations from certain reporting persons that no Form 5 was required, the Company believes that all Forms 3, 4 and 5 were timely filed during fiscal year 2003, with the exception of one late Form 3 filing by Julio Barea and two late Form 4 filings relating to one sale by a family trust on August 20, 2003 and another sale on August 21, 2003, which were reportable by the beneficial owners, Benjamin Russell, Edith Russell and Roberta Baumgardner, and were reported by each on a Form 4 filed on August 26, 2003.

Transactions with Management and Others and Certain Business Relationships

The Company entered into a fuel supply contract with Russell Lands, Incorporated (“Lands”) on May 21, 1975, under which Lands provides sawdust, bark, shavings, chips, and other wood materials for use in the Company’s wood chip boilers. The initial term of the contract was four years, and may be renewed by agreement of the parties from year-to-year thereafter. The Company renewed the contract for the fiscal year ended January 3, 2004. In addition, the contract may be cancelled by either party during any renewal period upon 30 days notice following the occurrence of certain specified conditions. Benjamin Russell, who was a director of the Company until the annual meeting of shareholders in 2003, is Chairman, Chief Executive Officer and a director of Lands, and owns beneficially approximately 70% of the equity interest in such company. Management believes this contract is in the best interests of the Company’s shareholders. During the fiscal year ended January 3, 2004, the Company paid Lands approximately $1,100,000 for wood materials to operate these boilers.

The Company purchased miscellaneous building materials and supplies from Russell Do-It Center, a building supply retailer. Russell Do-It Center is a division of Lands. Management believes these purchases were in the best interests of the Company’s shareholders. During the fiscal year ended January 3, 2004, the Company paid Russell Do-It Center approximately $50,000 for the purchases described above.

Herschel Bloom, who is a director of the Company, is a partner in the law firm of King & Spalding, which performed legal services for the Company during the fiscal year ended January 3, 2004 for which the Company paid approximately $591,000 during the fiscal year ended January 3, 2004.

The Company entered into a consulting agreement with Adjoined Consulting, Inc. (“Adjoined”) on July 16, 2003, under which Adjoined is assisting the Company with various information systems related projects. Dr. John White’s son is a vice president of Adjoined. Management believes this contract is in the best interests of the Company’s shareholders. During the fiscal year ended January 3, 2004, the Company paid Adjoined approximately $172,000 for services under the agreement.

Margaret Porter’s son-in-law is a partner in the law firm of Bradley Arant Rose & White, which performed legal services for the Company during the fiscal year ended January 3, 2004 for which the Company paid approximately $708,000 during the fiscal year ended January 3, 2004.

Conduct Guidelines and Code of Conduct

The Company has Business Conduct Guidelines, which are applicable to all employees and executive officers of the Company, including the Company’s Chief Executive Officer, Chief Financial Officer and Controller. The Board of Directors has a separate Directors’ Code of Conduct that contains provisions specifically applicable to the directors. Both the Business Conduct Guidelines and the Directors’ Code of Conduct are available on the Investor Relations section of the Company’s website at (www.russellcorp.com) or copies may be obtained by written request submitted to Floyd G. Hoffman, Secretary, Russell Corporation, 3330 Cumberland Boulevard, Suite 800, Atlanta, Georgia 30339.

The Company intends to satisfy any disclosure requirements regarding amendments to, or waivers from, any provision of the Business Conduct Guidelines or the Directors’ Code of Conduct by posting such information on the Investor Relations section of the Company’s website at (www.russellcorp.com).

Communicating with Directors

Shareholders and other interested parties may communicate directly with the Lead Director and with the non-management directors as a group by writing to Herschel M. Bloom, Esq., Russell Corporation Lead Director, at King & Spalding, 191 Peachtree Street, N.E., 47th Floor, Atlanta, Georgia 30303-1763, or by calling the Company’s reporting hotline toll-free at 1-877-774-3367.

MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE

REPORT ON EXECUTIVE COMPENSATION

The Management Development and Compensation Committee

The Management Development and Compensation Committee of the Board of Directors is responsible for establishing the compensation policy and administering the compensation programs for the Company’s executive officers and other key employees. The Management Development and Compensation Committee is comprised of the four individuals listed below, all of whom, in the opinion of the Board of Directors, meet the independence requirements of the New York Stock Exchange, are “non-employee directors” pursuant to SEC Rule 16b-3, and are “outside directors” for purposes of Section 162(m) of the Internal Revenue Code. All of the members of the Management Development and Compensation Committee served throughout fiscal year 2003, except that John R. Thomas has served as a member of the Management Development and Compensation Committee since July 2003. In fiscal year 2003, the Board did not modify or reject in any material way any recommendation or action of the Management Development and Compensation Committee.

Compensation Philosophy

The compensation program for executive officers is designed to attract, motivate and retain talented executives who will strive to attain the Company’s strategic and financial objectives and thereby increase shareholder value. The main elements of the program are:

•	annual compensation (base salary and annual bonus) and

•	long-term incentives (performance shares and other stock-based incentives).

The Management Development and Compensation Committee’s philosophy is to provide total compensation at a level that is consistent with its size and performance relative to other leading branded athletic, outdoor and activewear companies. These companies include many of those in the Value Line Apparel Index used in the performance graph on page 35. The Management Development and Compensation Committee periodically reviews the reasonableness of total compensation levels using public information from comparable company proxy statements and annual reports as well as survey information from third-party industry surveys and independent executive compensation consulting firms.

The Management Development and Compensation Committee believes that the Company’s overall financial performance should be an important factor in the total compensation of the Company’s executive officers. At the executive officer level, the Management Development and Compensation Committee has a policy that a significant portion of the total compensation should consist of variable, performance-based components, such as performance share awards and annual incentive bonuses, which can increase or decrease to reflect changes in corporate and individual performances. These incentive compensation programs are intended to reinforce management’s commitment to the enhancement of profitability and shareholder value.

The Management Development and Compensation Committee takes into account various qualitative and quantitative indicators of Company and individual performance in determining the level and composition of compensation for the chief executive officer and other executive officers. While the Management Development and Compensation Committee considers such Company performance measures as asset management and earnings per share, the Management Development and Compensation Committee does not apply any specific quantitative formula in making compensation decisions. However, certain awards, such as performance shares, are based on specific Company performance measures. The Management Development and Compensation Committee also appreciates the importance of achievements that may be difficult to quantify and, accordingly, recognizes qualitative factors, such as successful supervision of major corporate projects, demonstrated leadership ability and management of diversity.

Annual Compensation

Base Salary.    The Management Development and Compensation Committee annually reviews and approves base salaries for the Company’s executive officers, considering the responsibilities of their positions, their individual performance, their competitive position relative to comparable companies, the Company’s financial performance, and industry surveys. Salary ranges are targeted at the median of the competitive market place. Salary increases, including increases due to promotions, for the most recent fiscal year are based upon these criteria.

Annual Incentive Bonus.    Executive officers are eligible to receive annual cash incentive awards under provisions of the Executive Incentive Plan. Under this Plan, the Management Development and Compensation Committee established Earnings Per Share Growth, Sales Growth, Asset Management and Diversity goals for executive officers. The maximum incentive opportunity is established and communicated to each participant, along with the performance scale under which incentive awards are earned. Threshold performance levels are also established for each goal, below which no incentive award is paid. Individual standards of performance that are agreed upon at the beginning of each year provide each participant the opportunity to earn incentive awards based upon the accomplishment of strategic and tactical objectives.

Long-Term Compensation

The Management Development and Compensation Committee believes that stock-based incentives are among the most effective ways of linking executives with the interests of the shareholders. In fiscal 2003, the Management Development and Compensation Committee shifted the primary focus of the Company’s long-term compensation program from stock options to performance shares. The Management Development and Compensation Committee believes that performance share awards are a better way to provide equity compensation to employees that is less subject to market volatility. The Company’s performance share program provides for the earning of shares of common stock if the Company achieves specified performance objectives established at the time of the award, and vesting is contingent on continued employment for a specified period.

The Management Development and Compensation Committee in February 2003 approved the grant of long-term incentive awards in the form of performance shares to certain officers, executives and key managers. The purpose of the grant was to further align the interests of these employees with those of our shareholders by basing the number of performance shares earned by these employees on the extent to which the Company’s cumulative earnings per share (as determined in accordance with the performance share award program) over the performance period exceeds preset earnings per share goals. The goals set were designed to be aggressive in order to focus those employees who received awards on building the long-term success of the Company. Thus, each of these employees will earn a specified number of shares if the Company achieves the earnings per share goals, and the value to the employee of the shares earned will be based on the share price at the time the shares are earned. In furtherance of its objective to shift from stock options, the Management Development and Compensation Committee, in February 2004, approved the grant of a long-term incentive award in the form of (i) performance shares based on the attainment of cumulative earnings per share goals over the performance period and (ii) restricted stock, which vests based upon continuing service over a specified time period, to certain officers, executives and key managers. Eighty percent (80%) of the grant is in the form of performance shares and twenty percent (20%) is in the form of time-lapsed restricted stock.

Stock Ownership Guidelines

The Management Development and Compensation Committee believes that stock ownership by the management team is essential to a strong linkage between management and the shareholders. The Management Development and Compensation Committee in February 2003 approved revised Stock Ownership Guidelines that outline the minimum stock ownership expectations for the officer group. Each officer is expected to be in compliance with the guidelines within five years of becoming covered by the guideline. However, corporate officers at the time of the Management Development and Compensation Committee’s approval of the revised Guidelines have three years to be in compliance.

Chief Executive Officer

As it does each year, the Management Development and Compensation Committee approved the compensation of John F. Ward, Chairman and Chief Executive Officer. His compensation principally consists of base salary, annual bonus and stock-based incentive awards. The Management Development and Compensation Committee made the following decisions regarding Mr. Ward’s compensation:

ANNUAL COMPENSATION

•	Base Salary. In February 2003, the Management Development and Compensation Committee approved an increase of Mr. Ward’s annual salary for 2003 by $35,000 to $810,000 or 4.9% based on an assessment of competitive practices, the Company’s financial performance in 2002 and the assessment by the Management Development and Compensation Committee of Mr. Ward’s individual performance. As with other executive officers, the salary range for Mr. Ward is targeted at the median of the competitive marketplace.

•	Annual Incentive. The Management Development and Compensation Committee awarded Mr. Ward an annual incentive payment for 2003 equal to $100,354 or 12.4% of salary earned in 2003. This incentive award was directly related to the Company’s performance relative to the goals for EPS Growth (weighted 60%), Asset Management (weighted 20%), Sales Growth (weighted 10%) and Diversity (weighted 10%) that the Management Development and Compensation Committee approved at the beginning of 2003. The Company partially attained the Sales Growth goal and exceeded the target of the Diversity goal.

LONG-TERM COMPENSATION

•	Performance Shares. In 2003, Mr. Ward was granted the right to earn 65,000 performance shares in 2003 based on the attainment of the same earnings per share goals as the other participants in the program. For more information regarding the terms of these performance shares, see the table “Long-Term Incentive Plan Awards in Fiscal 2003” and note 1 thereto on page 38.

OTHER BENEFITS

•	In addition to participating in the same benefit programs as all other executives of the Company, Mr. Ward participates in a supplemental executive retirement plan (“SERP”) that the Management Development and Compensation Committee approved in 2000 for senior executives of the Company. Under the SERP, Mr. Ward would be eligible for a retirement benefit equal to 4% of the 3-year final average pay per year of service up to a maximum of 25 years, less any benefits under Russell’s qualified defined benefit and excess plans.

EMPLOYMENT AGREEMENT

•	In December 2000, the Company renewed Mr. Ward’s employment agreement effective April 1, 2001 and in May 2003, the Management Development and Compensation Committee amended Mr. Ward’s employment agreement to include change of control provisions. The purpose of the amendment was to incorporate into one agreement the change of control provisions which the Management Development and Compensation Committee had previously approved for Mr. Ward. Some of the benefits and payments provided by the amended employment agreement are described in the Summary Compensation Table and the notes thereto beginning on page 36. Additional provisions of Mr. Ward’s agreements are described on pages 40-41.

Deductibility of Compensation

Section 162(m) of the Internal Revenue Code denies a publicly-held corporation, such as the Company, a federal income tax deduction for compensation in excess of $1 million in a taxable year paid to each of its chief executive officer and the four other most highly compensated executive officers. Certain “performance based” compensation, such as stock options awarded at fair market value, is not subject to the limitation on deductibility provided that certain shareholder approval and independent director requirements are met.

In carrying out its duties, the Management Development and Compensation Committee intends to make all reasonable efforts to comply with the requirements to exempt executive compensation from the $1 million deduction limitation under Section 162(m) of the Internal Revenue Code by establishing “performance-based” compensation programs or by otherwise structuring compensation programs to avoid exceeding the $1 million limit. However, the Management Development and Compensation Committee has reserved the right to grant compensation which is not exempt and not deductible under Section 162(m) of the Internal Revenue Code to the extent it determines providing such compensation is in the best interests of the Company and its shareholders.

Conclusion

The Management Development and Compensation Committee believes that the executive compensation programs directly link the pay opportunities of the Company’s executives to the financial and shareholder returns of the Company. These programs reinforce the linkage between pay and performance, and between executive compensation and shareholder return, and allow the Company to attract and retain the caliber of executives required in the highly competitive global environment in which executives of the Company must perform.

Management Development and Compensation Committee

Ronald G. Bruno, Chairman

Tim Lewis

C.V. Nalley III

John R. Thomas

(1)	Assumes that the value of the investment in the Company’s common stock and in each index was $100 on December 31, 1998 and that all dividends were reinvested.

(2)	The Value Line Apparel Index presently includes: Columbia Sportswear Company; Guess, Inc.; Jones Apparel Group; Kellwood Company; Liz Claiborne, Inc.; Oshkosh B’Gosh, Inc.; Oxford Industries, Inc.; Phillips-Van Heusen, Inc.; Polo-Ralph Lauren; Tommy Hilfiger Corp.; VF Corporation; and the Company.

(3)	The Value Line Apparel Index has undergone several changes since 1998. Farah, Incorporated was deleted in 1998, and Fruit of the Loom, Inc., which filed for bankruptcy, was deleted in 2000. Value Line added Polo-Ralph Lauren and Quicksilver, Inc. in 1998 and added Columbia Sportswear Company and Guess, Inc. in 2000. Quicksilver, Inc. was deleted from the Index in 1999 after only one year, and St. Johns Knits, Inc. was deleted from the Index in 1999. Warnaco Group, Inc., which filed for bankruptcy, was deleted from the Index in 2001. Hartmarx Corporation was deleted from the Index in 2002. Nautica Enterprises, Inc., was deleted from the Index upon its acquisition by VF Corporation in 2003.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following information is furnished for the fiscal years ended January 3, 2004, January 4, 2003 and December 29, 2001, with respect to the Company’s named executive officers.

					Long Term Compensation						All Other Compensation(7)
	Fiscal Year	Annual Compensation			Awards					Payouts
Name and Principal Position		Salary	Bonus (3)	Other Annual Compensation	Restricted Stock Awards			Securities Underlying Options/ SARs		LTIP Payouts
John F. Ward Chairman and C.E.O.	2003 2002 2001	$804,167 770,883 741,666	$100,354 809,375 —	$ 51,111 (4) 105,127 56,262		— — —		64,146 — —	(6)	— — —	22,428 22,102 26,402

Jonathan R. Letzler President and C.O.O.	2003 2002 2001	414,167 383,333 345,416	40,317 316,250 8,891	— — —		— — —		— — —		— — —	— 290 5,249

JT Taunton, Jr. Sr. V.P./President and C.E.O., Fabrics and Services	2003 2002 2001	300,000 300,000 300,000	51,847 173,610 15,000	— — —		— — —		— — —		— — —	4,766 3,210 4,883

Floyd G. Hoffman Sr. V.P., Corporate Development, General Counsel and Secretary	2003 2002 2001	269,167 258,333 250,000	23,820 193,750 —	— — —		— — —		— — —		— — —	2,466 — 2,500

Matthew C. Mirchin V.P./President, Russell Athletic(1)	2003 2002	232,500 225,000	89,024 120,000	— 29,638	$	— 67,400	(5)	— —		— —	2,318 2,375

Robert D. Martin Sr. V.P. and C.F.O. (until 12/31/03)(2)	2003 2002 2001	301,333 291,667 283,333	— 218,750 141,666	— — 64,544		— — —		— — —		— — —	5,177 4,306 2,937

(1)	Mr. Mirchin was appointed to his current position and became an executive officer during 2002. Information is provided for all of 2002 and 2003.

(2)	Mr. Martin resigned as Senior Vice President and Chief Financial Officer effective as of December 31, 2003. See “Employment Agreements” on page 41.

(3)	Bonus payments are reported for the year in which related services were performed. See “Employment Agreements” on page 40.

(4)	For Mr. Ward, includes personal use of Company aircraft in the amount of $16,381 in 2003.

(5)	Represents the value, on the date of award, of 4,000 restricted shares of common stock, of which 1,000 shares vested on August 26, 2003, and 1,000 shares will vest on each of August 26, 2004, 2005 and 2006. At January 3, 2004, Mr. Mirchin beneficially held an aggregate of 3,000 of these restricted shares of common stock with a value of $52,230.

(6)	Grant of reload options pursuant to the 2000 Stock Option Plan. See “Option/SAR Grants in Fiscal 2003.”

(7)	For Mr. Ward, includes life insurance premiums in the amount of $14,415 in each year. All other amounts represent Company matching contributions to the Flexible Deferral Plan account of the named executive officers.

Option/SAR Grants in Fiscal 2003

The table below shows individual grants of stock options made in 2003 to the named executive officers.

	Individual Grants					Potential Realizable Value At Assumed Annual Rates Of Stock Price Appreciation for Option Term (1)
Name	Number of Securities Underlying Options Granted (#)		% of Total Options Granted to Employees In Fiscal Year	Exercise or Base Price ($/Sh)	Expiration Date	5% ($)	10% ($)
John F. Ward	64,146	(2)	90.8%	$19.41	1/18/10	$488,793	$1,150,138

(1)	The potential realizable value of the option grant assuming that the market price of the Company’s common stock from the date of grant to the end of the option term appreciates in value at an annualized rate of 5% and 10%.

(2)	These option grants were made under a provision of the 2000 Stock Option Plan that provides for the award of reload options. Reload options are awarded when the exercise price of an existing option is paid by tendering previously held shares of common stock (including shares acquired on exercise of the original option) to the Company. These new options are exercisable for the number of shares tendered to pay the exercise price plus the number of shares retained by the Company to satisfy tax withholding requirements, become exercisable one year after the date of grant, and otherwise have the same terms as the original options except that the exercise price of the reload option is set at the fair market value on the date of exercise of the original option.

Aggregated Option/SAR Exercises In Fiscal 2003 and Year-End Option/SAR Values

The following table sets forth information concerning the exercise of stock options for the named executive officers for the fiscal year ended January 3, 2004 and the value of options held by such persons at January 3, 2004:

Name	Shares Acquired on Exercise	Value Realized (1)	Number of Securities Underlying Unexercised Options/SARs at January 3, 2004		Value of Unexercised In-the-Money Options/SARs at January 3, 2004 (2)
			Exercisable	Unexercisable	Exercisable	Unexercisable
John F. Ward	75,000	$325,875	1,082,066	64,146	$971,125	—
Jonathan R. Letzler	—	—	275,000	25,000	232,375	$3,875
JT Taunton, Jr.	—	—	69,900	—	73,120	—
Floyd G. Hoffman	—	—	110,000	—	137,100	—
Matthew C. Mirchin	—	—	5,000	5,000	1,050	1,050
Robert D. Martin	—	—	75,000	25,000	—	—

(1)	This amount represents the aggregate of the market value of the Company’s common stock at the time the option was exercised less the exercise price for such option.

(2)	This amount represents the aggregate of the number of options multiplied by the difference between the closing price of the Company’s common stock on the last trading day prior to January 3, 2004 ($17.41), and the exercise price for such option.

Long-Term Incentive Plan Awards in Fiscal 2003

There is shown below information concerning grants of Performance Shares made to the named executive officers during 2003.

Name	Number of Shares, Units or Other Rights(#)(1)	Performance or Other Period Until Maturation or Payout	Estimated Future Payouts Under Non-Stock Price-Based Plans
			Threshold(#)	Target(#)	Maximum(#)
John F. Ward	65,000	3 years	0	65,000	97,500
Jonathan R. Letzler	30,000	3 years	0	30,000	45,000
JT Taunton, Jr.	12,500	3 years	0	12,500	18,750
Floyd G. Hoffman	15,000	3 years	0	15,000	22,500
Matthew R. Mirchin	13,500	3 years	0	13,500	20,250
Robert D. Martin(2)	17,000	3 years	0	17,000	25,500

(1)	Performance Shares granted in 2003 that may be earned under the Company’s Executive Incentive Plan are based on the Company’s cumulative earnings per share on a fully diluted basis for fiscal years 2004 and 2005, adjusted to exclude extraordinary items and other unusual or nonrecurring items. Each grantee who is employed on December 31, 2005 will receive a number of shares of common stock ranging from 0% to 150% of such grantee’s target number of shares, based on the extent to which earnings per share performance goals are achieved. In addition, under the terms of their employment agreements, if Mr. Ward’s or Mr. Letzler’s employment is terminated prior to January 1, 2006 due to death or disability, or by the Company without cause or by such executive officer for good reason, such executive officer would receive his target number of shares of common stock upon termination. In the event any other grantee dies or becomes disabled prior to January 1, 2006, the grantee or his beneficiary will receive a pro-rata portion of the award he would have received had such grantee not died or become disabled. In the event of a change of control, Messrs. Ward, Letzler, Taunton, Mirchin and Hoffman would receive the maximum number of shares of common stock payable under their respective awards.

(2)	Mr. Martin resigned as Senior Vice President and Chief Financial Officer as of December 31, 2003, and he will not be eligible for a payout with respect to these long-term incentive plan awards.

Pension Plan

Pension Plan Table

Average Remuneration	Years of Credited Service
	5	10	15	20	over 20
$350,000	$35,000	$70,000	$105,000	$140,000	$175,000
400,000	40,000	80,000	120,000	160,000	200,000
450,000	45,000	90,000	135,000	180,000	225,000
500,000	50,000	100,000	150,000	200,000	250,000
600,000	60,000	120,000	180,000	240,000	300,000
700,000	70,000	140,000	210,000	280,000	350,000
800,000	80,000	160,000	240,000	320,000	400,000
900,000	90,000	180,000	270,000	360,000	450,000
1,000,000	100,000	200,000	300,000	400,000	500,000
1,100,000	110,000	220,000	330,000	440,000	550,000
1,200,000	120,000	240,000	360,000	480,000	600,000
1,300,000	130,000	260,000	390,000	520,000	650,000

The officers of the Company participate in the Russell Corporation Revised Pension Plan (the “Pension Plan”), a defined benefit plan covering all employees of the Company. Benefits under the Pension Plan are based upon years of credited service at retirement and upon “Final Average Earnings,” which is the average base compensation for the highest 60 consecutive months out of the final 120 months of employment. This compensation consists only of salary and excludes any bonus and any form of contribution to other benefit plans or any other form of compensation. Normal or delayed retirement benefits are payable upon retirement on the first day of any month following attainment of age 65 and continue for the life of the employee (and spouse, if any) or in accordance with other elections permitted by the Pension Plan.

On January 26, 1994, the Board of Directors adopted a supplemental retirement plan covering any participant’s compensation in excess of the limitation amount specified in Section 401, et seq., of the Internal Revenue Code. This plan is a nonqualified plan, thereby rendering any benefits subject to claims of general creditors and not deductible until paid.

On December 5, 2000, the Board of Directors adopted the SERP, an additional defined benefit plan covering key employees of the Company. Benefits under the SERP are based upon years of credited service at retirement and upon “Final Average Pay,” which is the average compensation for the highest 36 consecutive months out of the final 120 months of employment and, unlike the Pension Plan, includes amounts received as bonuses during that period. The SERP is a nonqualified plan, thereby rendering any benefits subject to claims of general creditors.

The table above presents estimated annual benefits payable from the Pension Plan, the SERP and the supplemental retirement plan mentioned above upon normal or delayed retirement to participants in specified remuneration and years-of-credited service classifications. The amounts shown assume the current maximum social security benefit and that the participant has elected for benefits to be payable for a single life only.

Years of service at January 3, 2004 credited under the Pension Plan for individuals shown in the Summary Compensation Table on page 36 are as follows: Mr. Ward, 5 years; Mr. Letzler, 5 years; Mr. Martin, 3 years; Mr. Taunton, 28 years; Mr. Hoffman 4 years; and Mr. Mirchin, 2 years. Years of service at January 3, 2004 credited under the SERP for individuals shown in the Summary Compensation Table on page 36 are as follows: Mr. Ward, 12 years (see Employment Agreements on page 40); Mr. Letzler, 5 years; Mr. Martin, 3 years; Mr. Taunton, 6 years, Mr. Hoffman 4 years; and Mr. Mirchin, 2 years.

Stock Option Plans

The Company has adopted the Executive Incentive Plan. The Management Development and Compensation Committee presently administers the plan and has broad discretion to develop the terms and, subject to limitations specified in the plan, the size of awards in order to provide appropriate incentives. Awards may be issued in a variety of forms, including: (a) restricted, deferred and bonus shares; (b) incentive, non-qualified and accelerated stock ownership options (all such options are referred to collectively as “options”); (c) freestanding and tandem stock appreciation rights; and (d) performance shares, performance units and cash-based awards. In addition to conditions and restrictions required under the plan, the Committee may impose additional conditions and restrictions with respect to the exercise or receipt of benefits under any award. The aggregate number of shares of common stock presently authorized for issuance under the Executive Incentive Plan is 2,342,738. Any shares of common stock (whether subject to or received pursuant to an award under any Company plan) withheld or applied to pay the exercise price or related required tax withholding reduce the number of shares treated as issued under the Executive Incentive Plan and thereby increase the aggregate number of shares available for issuance.

The Company has also adopted the Russell Corporation 2000 Stock Option Plan (the “2000 Option Plan”). The 2000 Option Plan is an incentive compensation plan that gives the Committee broad discretion to grant awards, and develop the terms of such awards, to any employee or consultant of the Company. The 2000 Option Plan permits the issuance of awards in a variety of forms, including: (a) incentive stock options; (b) non-qualified stock options; (c) reload stock options; (d) restricted shares; (e) bonus shares; (f) deferred shares; (g) freestanding stock appreciation rights; (h) tandem stock appreciation rights; (i) performance units; and (j) performance shares. The aggregate number of shares of common stock presently authorized for issuance under the 2000 Option Plan is 517,878, subject to appropriate adjustment upon the occurrence of dividends, distributions, recapitalizations, stock splits or other similar events.

Employment Agreements

The Company and Mr. Ward are parties to an employment agreement that expires on the later of March 31, 2006 or the third anniversary of a change of control of the Company, subject to earlier termination in the event of death, disability, or as otherwise provided for in the agreement. Under the agreement, Mr. Ward’s salary may be increased annually in the discretion of the Board of Directors, and he is eligible for an annual bonus of at least 140% of his base salary upon the achievement of certain goals established by the Board of Directors, with a target bonus of at least 70% of base salary. The agreement further provides for annual stock option awards of at least 100,000 shares in 2003-2006 (with four-year vesting), that any termination of Mr. Ward will be treated as a retirement for purposes of the Company’s various plans and benefits, and that each year of his employment shall be treated as two years of employment for purposes of determining Mr. Ward’s benefits under the SERP.

Mr. Ward’s agreement provides that if (i) he should resign for “good reason,” (ii) the Company terminates his employment for other than “cause,” or (iii) the Board declines to renew the agreement upon the expiration of the term, Mr. Ward would continue to be paid his final salary and termination-year target bonus (which bonus shall not be less than 70% of salary), and also would be entitled to continued participation in the Company’s employee benefit plans, for a period of three years. If upon expiration of the agreement Mr. Ward declines to remain with the Company on terms not less favorable than those in his current agreement, Mr. Ward would be entitled to one year’s salary and continued participation in the Company’s employee benefit plans for three years. In the event Mr. Ward’s employment is terminated by reason of his death or total disability, by the Company for other than cause, or by Mr. Ward for good reason, any options held by him shall vest and become immediately exercisable and shall be exercisable for ten years from the date of grant, all remaining restrictions on any restricted stock shall lapse, and any outstanding performance shares shall be deemed fully earned.

In connection with his employment by the Company in 1998, to compensate Mr. Ward for the forfeiture of certain benefits from his former employer, the Company put into a trust for his benefit approximately $2,467,000. The amount in the trust will be paid to Mr. Ward after March 31, 2006, or earlier if Mr. Ward’s employment is terminated by the Company for “cause” or by Mr. Ward for any reason other than death, total disability, or certain other specified reasons.

The Company and Mr. Letzler are parties to an employment agreement that provides for a continuous two-year term, provided that either the Company or Mr. Letzler may terminate the agreement with at least two years’ notice, and further subject to earlier termination in the event of death, disability, or as otherwise provided for in the agreement. Under the agreement, Mr. Letzler’s salary may be increased annually in the discretion of the Board of Directors, and he is eligible for an annual bonus at least equal to his base salary, with a midpoint/target bonus of 50% of base salary.

Mr. Letzler’s agreement provides that if he should resign for “good reason” or the Company terminates his employment for other than “cause,” he would be entitled to a prorated portion of the bonus for which he is eligible in the year of termination, at the rate such bonus is earned but not less than 50% of his salary for such period. For a period of twenty-four months, he also would continue to be paid his final salary, along with a bonus at a rate of 50% of salary. In the event Mr. Letzler’s employment is terminated by reason of his death or total disability, by the Company for other than cause or by Mr. Letzler for good reason, any options held by him shall vest and become immediately exercisable and shall be exercisable for three years from the termination of employment (but not beyond the normal expiration of such options), all remaining restrictions on any restricted shares shall lapse and any outstanding performance shares shall be deemed fully earned.

Under the terms of both Mr. Ward’s and Mr. Letzler’s employment agreements, if, following a change of control (or in certain circumstances during the six months prior to a change of control), Mr. Ward or Mr. Letzler should resign for “good reason,” or the Company terminates his employment for other than “cause” or total disability he would be entitled to the following: (a) a lump-sum payment equal to three times the sum of (i) his base salary, (ii) the greater of target or historical bonus or, for Mr. Ward, 140% of base salary, and (iii) employer defined benefit plan contributions; (b) outplacement; (c) continued participation in the Company’s employee benefit plans for a period of three years; (d) payment of amounts intended to compensate for excise taxes that may be imposed as a result of payments under the agreement; and (e) certain other benefits specified in the agreement. Also in the event of a change of control, all equity incentives previously granted to Messrs. Ward and Letzler (including restricted stock, options and performance shares) would vest, and they would become fully vested in (and would be paid) all benefits previously accrued under the SERP and any other non-qualified deferred compensation plans.

The Company and Mr. Hoffman are parties to an agreement that provides for a base salary (subject to annual increases in the discretion of the Chief Executive Officer and with the concurrence of the Board of Directors) and an annual maximum potential bonus of 100% of annual base salary. The agreement also provides for certain compensation and benefits (including one year’s salary and target bonus, immediate vesting of all equity awards and one year’s benefit continuation) to be awarded to Mr. Hoffman if his employment is terminated without cause.

Prior to January 1, 2004, the Company employed Robert D. Martin as Senior Vice President and Chief Financial Officer pursuant to an agreement dated August 16, 2000. The agreement provides for a base salary (subject to annual increases in the discretion of the Chief Executive Officer and with the concurrence of the Board of Directors) and an annual maximum potential bonus of 100% of annual base salary. Under the agreement, Mr. Martin could become eligible for severance pay for up to 12 months following a termination of his employment that took place after August 16, 2002, as well as certain other benefits. Mr. Martin resigned as the Company’s Senior Vice President and Chief Financial Officer as of December 31, 2003, and the Company and Mr. Martin are currently negotiating the terms of his separation.

The Company has entered into agreements with Mr. Martin (effective May 6, 2002), Mr. Hoffman (effective May 2, 2002), Mr. Taunton (effective May 30, 2002) and Mr. Mirchin (effective February 12, 2003) providing for certain benefits for Messrs. Martin, Hoffman, Taunton and Mirchin in the event of a change of control of the Company. The agreements have an initial term of three years that is automatically extended after the first year to continually provide for a two year term until two years after notice of termination of the agreement. Under the terms of the agreements, in the event of a change of control, Messrs. Martin, Hoffman, Taunton and Mirchin will have positions and duties commensurate with the most significant of those held during the preceding ninety days. In addition, their base salaries shall be at least equal to the highest base salary paid during the preceding twelve months and actual bonuses must not be less than the target annual bonus that each of them would have been entitled to receive during the preceding twelve months. In the event of a change of control, their qualifications for benefit plans will remain unchanged, any restricted stock or stock options will immediately vest, and amounts accrued under the SERP and any other non-qualified deferred compensation plans will immediately vest and be paid to each of them within thirty days of the change of control. If, following a change of control, the Company terminates any of their employment without cause or if any of them terminate his employment for good reason (as defined in the agreement), then Messrs. Martin, Hoffman, Taunton and/or Mirchin would be entitled to receive certain benefits, including, but not limited to, a lump sum cash payment equal to three years (two years with respect to Messrs. Taunton and Mirchin) of salary, target bonus and benefits and, if applicable, full reimbursement of any excise tax with respect to payments under the agreement or any other payments by the Company which become subject to the excise tax on certain change of control payments.

OTHER MATTERS

As of the date of this proxy statement, the Board of Directors does not intend to present, and has not been informed that any other person intends to present, any matter for action at the annual meeting other than those matters stated in the notice of the annual meeting. Accordingly, if other matters should properly come before the annual meeting, it is intended that the holders of the proxies will act in respect thereto in accordance with their best judgment.

AUDITORS

Ernst & Young LLP (“E&Y”), independent accountants, served as the Company’s independent auditor for 2003 after having previously served in the same capacity since 1930 and will continue as the Company’s independent auditor for 2004. Representatives of E&Y will be in attendance at the annual meeting, will be given the opportunity to make a statement and are expected to respond to appropriate questions.

One hundred percent of all audit, audit-related, tax and other services performed by E&Y in 2003 were pre-approved by the Audit Committee, which concluded that the provision of such services by E&Y was compatible with the maintenance of the firm’s independence in the conduct of its auditing functions. The Committee has also determined that certain audit-related and tax services can be provided by the Company’s independent auditor without impairing the auditor’s independence and has adopted an Audit and Non-Audit Services Pre-Approval Policy to provide procedures for the pre-approval of such services by the Committee and procedures for the engagement of the auditor each year. The policy provides, among other things, for the Committee’s general pre-approval annually of audit services and certain audit-related and tax compliance services by the Company’s independent auditor, and all anticipated fees for such services, and further provides that the Committee must specifically pre-approve any engagement of the auditor for services outside the scope of the annual general pre-approval. The policy also requires that the Committee specifically pre-approve any engagement of the independent auditor for which the anticipated fee is expected to exceed certain pre-established thresholds and for management of the Company to provide the Committee with periodic and annual reconciliations of actual fees paid to the auditor compared to the fees that were pre-approved. The policy also allows the Committee to delegate to one or more of its members pre-approval authority with respect to permitted services.

Audit Fees

E&Y billed the Company an aggregate amount of $798,462 and $1,091,016 in 2003 and 2002, respectively, for professional services rendered for the audit of the Company’s annual financial statements, the reviews of the financial statements included in the Company’s Forms 10-Q, performance of statutory audits, and consents, assistance with, and review of documents filed with the Securities and Exchange Commission.

Audit-Related Fees

E&Y billed the Company an aggregate amount of $18,000 and $114,800 in 2003 and 2002, respectively, for professional services rendered for the audit of the Company’s benefit plans and accounting consultations.

Tax Fees

E&Y billed the Company an aggregate amount of $683,500 and $877,400 in 2003 and 2002, respectively, for tax return preparation and tax compliance services, and $303,300 and $210,300 in 2003 and 2002, respectively, for tax research and other consultations on tax matters.

All Other Fees

During 2003, E&Y rendered to and billed the Company $55,000 for professional services relating to customs compliance in Mexico other than audit, audit-related or tax services. During 2002, E&Y neither rendered to, nor billed the Company for, professional services other than for audit, audit-related or tax services.

SHAREHOLDER PROPOSALS

The next annual meeting of shareholders is tentatively scheduled to be held on April 27, 2005, and shareholders of the Company may submit proposals for consideration for inclusion in the proxy statement of the Company relating to such annual meeting of shareholders. However, in order for such proposals to be considered for inclusion in the proxy statement of the Company relating to such annual meeting, such proposals must be received by the Company not later than [-].

If a shareholder fails to notify the Company on or before [-] of a proposal (other than proposals for inclusion in the proxy statement) which such shareholder intends to present at the Company’s 2005 annual meeting, the shareholder shall not have provided timely notice of the proposal. If the shareholder presents the proposal at the Company’s annual meeting, the holders of the Board of Directors’ proxies at such meeting may use their discretionary voting authority with respect to such proposal, regardless of whether the proposal was discussed in the Company’s proxy statement for such meeting.

GENERAL INFORMATION

The annual meeting may be adjourned from time to time without notice other than announcement at the annual meeting, or at any adjournment thereof, and any business for which notice was given in the accompanying notice of annual meeting of shareholders may be transacted at any such adjournment.

In addition to the use of the mails, proxies may be solicited by telephone, e-mail, facsimile, personal conversation or telegraph. The costs of solicitation of proxies will be borne by the Company. These costs include the preparation, assembly and mailing of the proxy statement, the notice of the annual meeting of shareholders and the enclosed proxy card, as well as the cost of forwarding these materials to the beneficial owners of common stock of the Company. The Company’s directors, officers and regular employees may, without compensation other than their regular compensation, solicit proxies. The Company has retained Innisfree M&A, a proxy solicitation firm, for assistance in connection with the solicitation of proxies for the annual meeting at a cost of approximately $15,000 plus reimbursement of reasonable out-of-pocket expenses. The Company may also reimburse brokerage firms, custodians, nominees, fiduciaries and others for expenses incurred in forwarding proxy material to the beneficial owners of common stock of the Company.

Copies of the Company’s Annual Report on Form 10-K for the year ended January 3, 2004, as filed with the Securities and Exchange Commission, may be obtained from Thomas D. Johnson, Jr., Director of Investor Relations of the Company, without charge, by persons who were shareholders beneficially or of record as of [ —].

BY ORDER OF THE BOARD OF DIRECTORS,

FLOYD G. HOFFMAN

Senior Vice President, Corporate Development,

General Counsel and Secretary

Atlanta, Georgia

                             , 2004

EXHIBIT A

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated January 30, 2004 (the “Agreement”), is between Russell Corporation, an Alabama corporation (“Russell Alabama”), and Russell Corporation, a Delaware corporation (“Russell Delaware”) and a wholly owned subsidiary of Russell Alabama. Russell Alabama and Russell Delaware are sometimes hereinafter collectively referred to as the “Constituent Corporations.”

RECITALS

WHEREAS, Russell Alabama is a corporation organized and existing under the laws of the State of Alabama, and, as of the date hereof, has 32,525,306 shares of common stock, par value $0.01 per share, issued and outstanding (“Russell Alabama Common Stock”).

WHEREAS, Russell Delaware is a corporation organized and existing under the laws of the State of Delaware, and, as of the date hereof, has 1,000 shares of common stock, par value $0.01 per share, issued and outstanding (“Russell Delaware Common Stock”), all of which are held by Russell Alabama.

WHEREAS, the respective Boards of Directors of Russell Alabama and Russell Delaware have adopted and approved, as the case may be, this Agreement, which is the plan of merger for purposes of the Alabama Business Corporation Act and the agreement of merger for purposes of the Delaware General Corporation Law, and the transactions contemplated by this Agreement, including the Merger (as hereinafter defined).

WHEREAS, the Board of Directors of Russell Alabama has determined that for the purpose of effecting the reincorporation of Russell Alabama in the State of Delaware, this Agreement and the transactions contemplated by this Agreement, including the Merger, are advisable and in the best interests of Russell Alabama and its shareholders, and the Board of Directors of Russell Delaware has determined that this Agreement and the transactions contemplated by this Agreement, including the Merger are advisable and in the best interests of Russell Delaware and its sole stockholder.

WHEREAS, the respective Boards of Directors of Russell Alabama and Russell Delaware have determined to recommend this Agreement and the Merger to their respective shareholders and stockholder, as the case may be.

NOW THEREFORE, in consideration of the mutual agreements and covenants set forth herein, Russell Alabama and Russell Delaware hereby agree, subject to the terms and conditions hereinafter set forth, as follows:

ARTICLE I

THE MERGER

1.1 Merger. In accordance with the provisions of this Agreement, the Delaware General Corporation Law and the Alabama Business Corporation Act, Russell Alabama shall be merged with and into Russell Delaware (the “Merger”), whereupon the separate existence of Russell Alabama shall cease and Russell Delaware shall be, and is hereinafter sometimes referred to as, the “Surviving Corporation.”

1.2 Filing and Effectiveness. The Merger shall become effective, upon the filing of (i) the certificate of merger with the Secretary of State of the State of Delaware and (ii) the articles of merger with the Secretary of State of the State of Alabama, unless another date and time is set forth in the certificate of merger and the articles of merger. The date and time when the Merger shall become effective is referred to herein as the “Effective Date of the Merger.”

1.3 Effect of the Merger. On the Effective Date of the Merger, the separate existence of Russell Alabama shall cease, and the Merger shall have the effects set forth in the applicable provisions of the Delaware General Corporation Law and the Alabama Business Corporation Act.

ARTICLE II

CHARTER DOCUMENTS, DIRECTORS AND OFFICERS

2.1 Certificate of Incorporation. The Restated Certificate of Incorporation of Russell Delaware in effect immediately prior to the Effective Date of the Merger shall be, as of the Effective Date of the Merger, the certificate of incorporation of the Surviving Corporation until duly amended in accordance with the provisions thereof and applicable law.

2.2 By-laws. The Amended and Restated By-laws of Russell Delaware in effect immediately prior to the Effective Date of the Merger shall be, as of the Effective Date of the Merger, the by-laws of the Surviving Corporation until duly amended in accordance with the provisions thereof and applicable law.

2.3 Directors and Officers. The directors and officers of the Surviving Corporation as of the Effective Date of the Merger shall be the same as the directors and officers of Russell Alabama immediately prior to the Effective Date of the Merger.

ARTICLE III

MANNER OF CONVERSION OF SHARES

3.1 Russell Alabama Common Stock. Upon the Effective Date of the Merger, each share of Russell Alabama Common Stock (excluding shares held by shareholders who perfect their dissenters’ rights of appraisal as provided in Section 3.2 of this Agreement) that is issued and outstanding immediately prior thereto shall, by virtue of the Merger and without any action by the Constituent Corporations, the holder of such shares or any other person, be converted into the right to receive one fully paid and nonassessable share of Russell Delaware Common Stock (the “Merger Consideration”). As of the Effective Date of the Merger, all shares of Russell Alabama Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist and each certificate that previously represented such shares of Russell Alabama Common Stock shall thereafter represent the Merger Consideration for all such shares.

3.2 Dissenting Shareholders. Any holder of shares of Russell Alabama Common Stock who perfects his or her dissenters’ rights of appraisal in accordance with and as contemplated by Article 13 of the Alabama Business Corporation Act shall be entitled to receive the value of such shares in cash as determined pursuant to Article 13 of the Alabama Business Corporation Act; provided, however, that no such payment shall be made to any dissenting shareholder unless and until such dissenting shareholder has complied with the applicable provisions of the Alabama Business Corporation Act, and surrendered to the Surviving Corporation the certificate or certificates representing the shares for which payment is being made. In the event that after the Effective Date of the Merger a dissenting shareholder of Russell Alabama fails to perfect, or effectively withdraws or loses, his or her right to appraisal and of payment for his or her shares, such dissenting shareholder shall be entitled to receive the Merger Consideration in accordance with Section 3.1 upon surrender of the certificate or certificates representing the shares of Russell Alabama Common Stock held by such shareholder.

3.3 Shareholders Rights Plan. Shares of Russell Delaware Common Stock that shall be issuable to shareholders of Russell Alabama pursuant to Section 3.1 shall include the associated rights (the “Rights”) issued pursuant to the Rights Agreement between Russell Alabama, Russell Delaware and SunTrust Bank, dated as of September 15, 1999, as amended immediately prior to the Effective Date of the Merger.

3.4 Russell Alabama Options, Stock Purchase Rights and Other Equity-Based Awards.

(a) Upon the Effective Date of the Merger, the Surviving Corporation shall assume and continue any and all stock option, stock incentive and other equity-based award plans heretofore adopted by Russell Alabama (individually, an “Equity Plan” and, collectively, the “Equity Plans”), and shall reserve for issuance under each Equity Plan a number of shares of Russell Delaware Common Stock equal to the number of shares of Russell Alabama Common Stock so reserved immediately prior to the Effective Date of the Merger. Each unexercised option or other right to purchase Russell Alabama Common Stock granted under and by virtue of any such Equity Plan which is outstanding immediately prior to the Effective Date of the Merger shall, upon the Effective Date of the Merger, become an option or right to purchase Russell Delaware Common Stock on the basis of one share of Russell Delaware Common Stock for each share of Russell Alabama Common Stock issuable pursuant to any such option or stock purchase right, and otherwise on the same terms and conditions and at an exercise or conversion price per share equal to the exercise or conversion price per share applicable to any such Russell Alabama option or stock purchase right. Upon the Effective Date of the Merger, each warrant to purchase Russell Alabama Common Stock which is outstanding immediately prior to the Effective Date of the Merger shall, upon the Effective Date of the Merger, become a warrant to purchase Russell Delaware Common Stock on the basis of one share of Russell Delaware Common Stock for each share of Russell Alabama Common Stock issuable immediately prior to the Effective Date of the Merger pursuant to any such warrant, and otherwise on the same terms and conditions and at an exercise price per share equal to the exercise price per share applicable to any such Russell Alabama warrant immediately prior to the Effective Date of the Merger. Each other equity-based award relating to Russell Alabama Common Stock granted or awarded under any of the Equity Plans which is outstanding immediately prior to the Effective Date of the Merger shall, upon the Effective Date of the Merger, become an award relating to Russell Delaware Common Stock on the basis of one share of Russell Delaware Common Stock for each share of Russell Alabama Common Stock to which such award relates and otherwise on the same terms and conditions applicable to such award immediately prior to the Effective Date of the Merger.

(b) On or as soon as practicable following the Effective Date of the Merger, Russell Delaware shall file with the Securities and Exchange Commission one or more registration statements on an appropriate form or one or more post-effective amendments to previously filed registration statements under the Securities Act of 1933, as amended, with respect to the shares of Russell Delaware Common Stock which, upon the Effective Date of the Merger, will become subject to outstanding stock options and other equity-based awards under the Equity Plans, and shall use its best efforts to comply with any applicable state securities or “blue sky” laws, for as long as such options or other equity-based awards remain outstanding.

3.5 Russell Delaware Common Stock. Upon the Effective Date of the Merger, each share of Russell Delaware Common Stock issued and outstanding immediately prior thereto shall, by virtue of the Merger and without any action by the Constituent Corporations, the holder of such shares or any other person, be cancelled without compensation therefor and returned to the status of authorized but unissued shares.

3.6 Exchange of Certificates.

(a) After the Effective Date of the Merger, each holder of an outstanding certificate representing Russell Alabama Common Stock (excluding holders of certificates who perfect their dissenters’ rights of appraisal as provided in Section 3.2 of this Agreement) may, at such holder’s option, surrender the same for cancellation to such entity as the Surviving Corporation so designates as exchange agent (the “Exchange Agent”), and each such holder shall be entitled to receive in exchange therefor a certificate or certificates representing the Merger Consideration. Until so surrendered, each outstanding certificate theretofore representing Russell Alabama Common Stock shall be deemed for all purposes to represent the Merger Consideration and the associated Rights.

(b) The registered owners of Russell Alabama Common Stock on the books and records of Russell Alabama immediately prior to the Effective Date of the Merger (excluding registered owners who perfect their dissenters’ rights of appraisal as provided in Section 3.2 of this Agreement) shall be the registered owners of Russell Delaware Common Stock on the books and records of Russell Delaware immediately after the Effective Time of the Merger, and the holders of shares of Russell Alabama Common Stock, until such certificates shall have been surrendered for transfer or conversion or otherwise accounted for by the Surviving Corporation, shall be entitled to exercise any voting and other rights with respect to, and receive dividends and other distributions upon, the shares of Russell Delaware Common Stock that the holders of Russell Alabama Common Stock would be entitled to receive pursuant to the Merger.

(c) Each certificate representing Russell Delaware Common Stock so issued in the Merger shall bear the same legends, if any, with respect to the restrictions on transfer that appeared on the certificates representing Russell Alabama Common Stock so converted and given in exchange therefor, unless otherwise determined by the Board of Directors of the Surviving Corporation in compliance with applicable laws.

(d) If any certificate representing shares of Russell Delaware Common Stock is to be issued in a name other than the name in which the certificate surrendered in exchange therefor is registered, the following conditions must be satisfied before the issuance thereof: (i) the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer; (ii) such transfer shall otherwise be proper; and (iii) the person requesting such transfer shall pay to the Exchange Agent any transfer or other taxes payable by reason of issuance of such new certificate in a name other than the name of the registered holder of the certificate surrendered or shall establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not payable.

ARTICLE IV

GENERAL PROVISIONS

4.1 Covenants of Russell Alabama. Russell Alabama covenants and agrees that it will on or before the Effective Date of the Merger take all such other actions as may be required by the Delaware General Corporation Law and the Alabama Business Corporation Act to effect the Merger.

4.2 Covenants of Russell Delaware. Russell Delaware covenants and agrees that it will on or before the Effective Date of the Merger:

(a) take such action as may be required to qualify to do business as a foreign corporation in the states in which Russell Alabama is qualified to do business immediately before the Effective Date of the Merger and in connection therewith irrevocably appoint an agent for service of process as required under the applicable provisions of the relevant state laws;

(b) take all such other actions as may be required by the Delaware General Corporation Law and the Alabama Business Corporation Act to effect the Merger.

4.3 Conditions to the Obligations of the Constituent Corporations to Effect the Merger. The respective obligation of each Constituent Corporation to effect the Merger shall be subject to the satisfaction at or prior to the Effective Date of the Merger of the following conditions:

(a) The Agreement shall have been approved by two thirds of the outstanding shares of Russell Alabama Common Stock entitled to vote on the Agreement, and the Agreement shall have been adopted by the affirmative vote of a majority of the outstanding shares of Russell Delaware Common Stock entitled to vote on the Agreement.

(b) No statute, rule, regulation, executive order, decree, ruling, injunction or other order (whether temporary, preliminary or permanent) shall have been enacted, entered, promulgated or enforced by any court or governmental authority of competent jurisdiction which prohibits, restrains, enjoins or restricts the consummation of the Merger; provided, however that the Constituent Corporations shall use their reasonable best efforts to cause any such decree, ruling, injunction or other order to be vacated or lifted.

(c) The shares of Russell Delaware Common Stock issuable pursuant to this Agreement shall have been approved for listing on the New York Stock Exchange and the Pacific Exchange, subject to official notice of issuance.

4.4 Further Assurances. From time to time, as and when required by Russell Delaware, Russell Alabama shall execute and deliver or shall cause to be executed and delivered such deeds and other instruments, and Russell Alabama shall take or cause to be taken any actions as shall be appropriate or necessary, (a) to vest or perfect in Russell Delaware or confirm that Russell Delaware shall have record ownership of or otherwise own the title to and possession of all the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of Russell Alabama on the Effective Date of the Merger or shortly thereafter and (b) to carry out the purposes of or to effectuate this Agreement by the Effective Date of the Merger or shortly thereafter, unless a specific deadline is established by this Agreement.

4.5 Abandonment. At any time before the Effective Date of the Merger, this Agreement may be terminated and the Merger may be abandoned for any reason whatsoever by the Board of Directors of any Constituent Corporation, notwithstanding the approval or adoption, as the case may be, of this Agreement by the shareholders or stockholder, as the case may be, of any or both of the Constituent Corporations.

4.6 Registered Office. The registered office of the Surviving Corporation in the State of Delaware is located at 2711 Centerville Road, Suite 400, and Corporation Services Company is the registered agent of the Surviving Corporation at such address.

4.7 Agreement. Executed copies of this Agreement will be on file at the principal place of business of the Surviving Corporation in Atlanta, Georgia, and copies thereof will be furnished to any shareholder or stockholder, as the case may be, of either Constituent Corporation, upon request and without cost.

4.8 Governing Law. This Agreement shall in all respects be construed, interpreted and enforced in accordance with and governed by the laws of the State of Delaware (without giving effect to principles of conflicts of laws) and, so far as applicable, the merger provisions of the Alabama Business Corporation Act.

4.9 Counterparts. In order to facilitate the filing and recording of this Agreement, this Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Russell Alabama and Russell Delaware have caused this Agreement to be executed as of the day and year first above written by their respective duly authorized officers.

RUSSELL CORPORATION, an Alabama corporation		RUSSELL CORPORATION, a Delaware corporation

By:	/s/ FLOYD G. HOFFMAN	By:	/s/ FLOYD G. HOFFMAN
Name:	Floyd G. Hoffman	Name:	Floyd G. Hoffman
Title:	Senior Vice President, Corporate Development	Title:	President

EXHIBIT B

FORM OF

RESTATED

CERTIFICATE OF INCORPORATION

OF

RUSSELL CORPORATION

Pursuant to Sections 242 and 245 of the

Delaware General Corporation Law

Russell Corporation (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “GCL”), does hereby certify as follows:

(1) The name of the Corporation is Russell Corporation. The Corporation was originally incorporated under the name Russell Corporation. The original certificate of incorporation of the Corporation was filed with the office of the Secretary of State of the State of Delaware on August 10, 2001.

(2) This Restated Certificate of Incorporation was duly adopted by the Board of Directors of the Corporation (the “Board of Directors”) and by the sole stockholder of the Corporation in accordance with Sections 228, 242 and 245 of the GCL.

(3) This Restated Certificate of Incorporation restates and integrates and further amends the certificate of incorporation of the Corporation, as heretofore amended or supplemented.

(4) The text of the Certificate of Incorporation is restated in its entirety as follows:

FIRST: The name of the Corporation is Russell Corporation (the “Corporation”).

SECOND: The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle. The name of its registered agent at that address is Corporation Services Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (the “GCL”).

FOURTH: Authorized Capital Stock. The total number of shares of stock which the Corporation shall have authority to issue is 160,000,000 shares of capital stock, consisting of (i) 150,000,000 shares of common stock, par value $0.01 per share (the “Common Stock”) and (ii) 10,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”).

The Board of Directors is hereby expressly authorized to provide for the issuance of all or any shares of the Preferred Stock in one or more classes or series, and to fix for each such class or series such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such class or series and as may be permitted by the GCL, including, without limitation, the authority to provide that any such class or series may be (i) subject to redemption at such time or times and at such price or prices; (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series; (iii) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; or (iv) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock, of the Corporation at such price or prices or at such rates of exchange and with such adjustments; all as may be stated in such resolution or resolutions.

FIFTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

(a) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

(b) Except as otherwise fixed by or pursuant to the provisions of Article FOURTH hereof relating to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the Board of Directors shall consist of not less than 7 or more than 15 members, the exact number of which shall be fixed from time to time by resolution adopted by the affirmative vote of a majority of the entire Board of Directors.

(c) The directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. The term of the initial Class I directors shall terminate on the date of the 2005 annual meeting; the term of the initial Class II directors shall terminate on the date of the 2006 annual meeting; and the term of the initial Class III directors shall terminate on the date of the 2007 annual meeting. At each succeeding annual meeting of stockholders beginning in 2005, except (i) as otherwise so fixed by or pursuant to the provisions of Article FOURTH hereof relating to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances and (ii) as provided below in this Article FIFTH in the case of directors elected to fill a vacancy, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term.

(d) A director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

(e) Subject to the rights of the holders of any series of Preferred Stock then outstanding, any vacancy occurring in the Board of Directors (including vacancies that result from an increase in the number of directors) may be filled by the affirmative vote of a majority of the remaining directors though less than a quorum of the Board of Directors or by election at an annual meeting of stockholders or a special meeting of stockholders called for that purpose. A director so elected to fill a vacancy shall hold office until the next election of the class for which such director shall have been chosen. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

(f) Subject to the rights of the holders of any series of Preferred Stock then outstanding, any director, or the entire Board of Directors, may be removed from office at any time, without cause, but only by the affirmative vote of the holders of at least 75% of the voting power of the Corporation’s then outstanding capital stock entitled to vote generally in the election of directors. The holder of each share of capital stock entitled to vote thereon shall be entitled to cast the same number of votes as the holder of such shares is entitled to cast generally in the election of each director. Subject to the rights of the holders of any series of Preferred Stock then outstanding, a director, or the entire Board of Directors, may be removed from office at any time, with cause, by the affirmative vote of the holders of at least a majority of the voting power of the Corporation’s then outstanding capital stock entitled to vote generally at an election of directors.

(g) Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Restated Certificate of Incorporation applicable thereto, and such directors so elected shall not be divided into classes pursuant to this Article FIFTH unless expressly provided by such terms.

(h) In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the GCL, this Restated Certificate of Incorporation, and any By-Laws adopted by the stockholders; provided, however, that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such By-Laws had not been adopted.

SIXTH: No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the GCL as the same exists or may hereafter be amended. If the GCL is amended hereafter to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent authorized by the GCL, as so amended. Any repeal or modification of this Article SIXTH shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

SEVENTH: The Corporation shall indemnify its directors and officers, to the fullest extent authorized or permitted by law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors. The right to indemnification conferred by this Article SEVENTH shall include the right of directors and officers to be paid by the Corporation the expenses (including attorney’s fees) incurred in defending or otherwise participating in any proceeding in advance of its final disposition upon receipt by the Corporation of an undertaking by or on behalf of the director or officer receiving advancement to repay the amount advanced if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation under this Article SEVENTH.

The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article SEVENTH to directors and officers of the Corporation.

The rights to indemnification and to the advance of expenses conferred in this Article SEVENTH shall not be exclusive of any other right which any person may have or hereafter acquire under this Restated Certificate of Incorporation, the By-Laws of the Corporation, any statute, agreement, vote of stockholders or disinterested directors or otherwise.

Any repeal or modification of this Article SEVENTH shall not adversely affect any rights to indemnification or to the advancement of expenses of a director or officer of the Corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

EIGHTH: Any action required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by all stockholders entitled to vote on the action and shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of the stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. Every written consent shall bear the date of signature of each stockholder who signs the consent and no written consent shall be effective to take the corporate action referred to therein unless, within 60 days of the earliest dated consent delivered in the manner required by this Article EIGHTH to the Corporation, written consents signed by all holders entitled to vote on the action are delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of the stockholders are recorded. Any copy, facsimile or other reliable reproduction of a consent in writing may be substituted or used in lieu of the original writing for any and all purposes for which the original writing could be used, provided that such copy, facsimile or other reproduction shall be a complete reproduction of the entire original writing.

NINTH: Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws may provide. The books of the Corporation may be kept (subject to any provision contained in the GCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.

TENTH: In furtherance and not in limitation of the powers conferred upon it by the laws of the State of Delaware, the Board of Directors shall have the power to adopt, amend, alter, change or repeal the Corporation’s By-Laws. The affirmative vote of at least a majority of the entire Board of Directors shall be required to adopt, amend, alter, change or repeal the Corporation’s By-Laws; provided, however, that the Board of Directors may not adopt, amend, alter, change or repeal any By-Laws establishing what constitutes a quorum at a stockholders meeting. The Corporation’s By-Laws also may be adopted, amended, altered, changed or repealed by the affirmative vote of at least a majority of the voting power of the Corporation’s then outstanding capital stock entitled to vote at an election of directors.

ELEVENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation in the manner now or hereafter prescribed in this Restated Certificate of Incorporation, the Corporation’s By-Laws or the GCL, and all rights herein conferred upon stockholders are granted subject to such reservation; provided, however, that, notwithstanding any other provision of this Restated Certificate of Incorporation (and in addition to any other vote that may be required by law), the affirmative vote of the holders of at least 75% of the voting power of the Corporation’s then outstanding capital stock entitled to vote at an election of directors shall be required to amend, alter, change or repeal, or to adopt any provision as part of this Restated Certificate of Incorporation inconsistent with the purpose and intent of Articles FIFTH, EIGHTH and TENTH of this Restated Certificate of Incorporation or this Article ELEVENTH.

IN WITNESS WHEREOF, the Corporation has caused this Restated Certificate of Incorporation to be executed on its behalf this          day of                     , 2004.

RUSSELL CORPORATION

By:
Name:
Title:

EXHIBIT C

FORM OF CERTIFICATE OF DESIGNATION

of

SERIES A JUNIOR PARTICIPATING PREFERRED STOCK

of

RUSSELL CORPORATION

Pursuant to Section 151 of the

Delaware General Corporation Law

Russell Corporation (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, hereby certifies that pursuant to the provisions of Section 151 of the Delaware General Corporation Law, its Board of Directors adopted the following resolution, which resolution remains in full force and effect as of the date hereof:

RESOLVED, that the Board of Directors of Russell Corporation (the “Corporation”) hereby fixes and determines the voting powers, designations, preferences and relative, participating, optional and other special rights and qualifications, limitations or restrictions of 500,000 shares out of the class of 10,000,000 shares of authorized preferred stock, par value $.01 per share (such class being the “Preferred Stock”), by establishing and designating a series of such Preferred Stock as follows:

SECTION 1.  Designation and Amount.    The shares of such series shall be designated as the “Series A Junior Participating Preferred Stock” and the number of shares constituting such series shall be 500,000.

SECTION 2.  Dividends and Distributions.

(A)  Subject to the prior and superior rights of the holders of any shares of any series of Preferred Stock ranking prior and superior to the shares of Series A Junior Participating Preferred Stock with respect to dividends, the holders of shares of Series A Junior Participating Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for that purpose, quarterly dividends payable in cash on March 31, June 30, September 30 and December 31 in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Junior Participating Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $100 and (b) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock, par value $.01 per share (the “Common Stock”), or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock of the Corporation since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Junior Participating Preferred Stock. In the event the Corporation shall at any time after October 25, 1989 (the “Rights Declaration Date”) (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount to which holders of shares of Series A Junior Participating Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(B)  The Corporation shall declare a dividend or distribution on the Series A Junior Participating Preferred Stock as provided in paragraph (A) above immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $100 per share on the Series A Junior Participating Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

(C)  Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Junior Participating Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series A Junior Participating Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Junior Participating Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Junior Participating Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Junior Participating Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 60 days prior to the date fixed for the payment thereof.

SECTION 3.  Voting Rights.    The holders of shares of Series A Junior Participating Preferred Stock shall have the following voting rights:

(A)  Subject to the provision for adjustment hereinafter set forth, each share of Series A Junior Participating Preferred Stock shall entitle the holder thereof to 100 votes on all matters submitted to a vote of the stockholders of the Corporation. In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the number of votes per share to which holders of shares of Series A Junior Participating Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(B)  Except as otherwise provided herein or by law, the holders of shares of Series A Junior Participating Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

(C)  (i)  If at any time dividends on any Series A Junior Participating Preferred Stock shall be in arrears in an amount equal to six (6) quarterly dividends thereon, the occurrence of such contingency shall mark the beginning of a period (herein called a “default period”) which shall extend until such time when all accrued and unpaid dividends for all previous quarterly dividend periods and for the current quarterly dividend period on all shares of Series A Junior Participating Preferred Stock then outstanding shall have been declared and paid or set apart for payment. During each default period, all holders of Preferred Stock (including holders of the Series A Junior Participating Preferred Stock) with dividends in arrears in an amount equal to six (6) quarterly dividends thereon, voting as a class, irrespective of series, shall, in addition to all other voting rights which the holders of shares of the Series A Junior Participating Preferred Stock may have, have the right to elect two (2) directors.

(ii)  During any default period, such voting rights of the holders of Series A Junior Participating Preferred Stock may be exercised initially at a special meeting called pursuant to subparagraph (iii) of this Section 3(C) or at any annual meeting of stockholders, and thereafter at annual meetings of stockholders, provided that neither such voting rights nor the right of the holders of any other series of Preferred Stock, if any, to increase, in certain cases, the authorized number of directors shall be exercised unless the holders of not less than ten percent (10%) in number of shares of Preferred Stock outstanding shall be present in person or by proxy at such meeting. The absence of a quorum of the holders of Common Stock shall not affect the exercise by the holders of Preferred Stock of such voting rights. At any meeting at which the holders of Preferred Stock shall exercise such voting rights initially during an existing default period, they shall have the right, voting as a class, to elect directors to fill such vacancies, if any, in the Board of Directors as may then exist up to two (2) directors or, if such right is exercised at an annual meeting, to elect two (2) directors. If the number which may be so elected at any special meeting does not amount to the required number, the holders of the Preferred Stock shall have the right to make such increase in the number of directors as shall be necessary to permit the election by them of the required number. After the holders of the Preferred Stock shall have exercised their right to elect directors in any default period and during the continuance of such period, the number of directors shall not be increased or decreased except by vote of the holders of Preferred Stock as herein provided or pursuant to the rights of any equity securities ranking senior to or pari passu with the Series A Junior Participating Preferred Stock.

(iii)  Unless the holders of Preferred Stock shall, during an existing default period, have previously exercised their right to elect directors, the Board of Directors may order, or any stockholder or stockholders owning in the aggregate not less than ten percent (10%) of the total number of shares of Preferred Stock outstanding, irrespective of series, may request, the calling of a special meeting of the holders of Preferred Stock, which meeting shall thereupon be called by the Chairman of the Board of Directors, the President, a Vice-President or the Secretary of the Corporation. Notice of such meeting and of any annual meeting at which holders of Preferred Stock are entitled to vote pursuant to this Paragraph (C)(iii) shall be given to each holder of record of Preferred Stock by mailing a copy of such notice to him at his last address as the same appears on the books of the Corporation. Such meeting shall be called for a time not earlier than 20 days and not later than 60 days after such order or request; or in default of the calling of such meeting within 60 days after such order or request, such meeting may be called on similar notice by any stockholder or stockholders owning in the aggregate not less than ten percent (10%) of the total number of shares of Preferred Stock outstanding. Notwithstanding the provisions of this Paragraph (C)(iii), no such special meeting shall be called during the period within 60 days immediately preceding the date fixed for the next annual meeting of the stockholders.

(iv)  In any default period, the holders of Common Stock, and other classes of stock of the Corporation if applicable, shall continue to be entitled to elect the whole number of directors until the holders of Preferred Stock shall have exercised their right to elect two (2) directors voting as a class, after the exercise of which right (x) the directors so elected by the holders of Preferred Stock shall continue in office until their successors shall have been elected by such holders or until the expiration of the default period, and (y) any vacancy in the Board of Directors may (except as provided in Paragraph (C)(ii) of this Section 3) be filled by vote of a majority of the remaining directors theretofore elected by the holders of the class of stock which elected the director whose office shall have become vacant. References in this Paragraph (C) to directors elected by the holders of a particular class of stock shall include directors elected by such directors to fill vacancies as provided in clause (y) of the foregoing sentence.

(v)  Immediately upon the expiration of a default period, (x) the right of the holders of Preferred Stock as a class to elect directors shall cease, (y) the term of any directors elected by the holders of Preferred Stock as a class shall terminate, and (z) the number of directors shall be such number as may be provided for in the Restated Certificate of Incorporation or the Amended and Restated Bylaws irrespective of any increase made pursuant to the provisions of paragraph (C)(ii) of this Section 3 (such number being subject, however, to change thereafter in any manner provided by law or in the Restated Certificate of Incorporation or the Amended and Restated Bylaws. Any vacancies in the Board of

Directors effected by the provisions of clauses (y) and (z) in the preceding sentence may be filled by a majority of the remaining directors.

(D)  Except as set forth herein, holders of Series A Junior Participating Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

SECTION 4.  Certain Restrictions.

(A)  Whenever quarterly dividends or other dividends or distributions payable on the Series A Junior Participating Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Junior Participating Preferred Stock outstanding shall have been paid in full, the Corporation shall not

(i)  declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up of the Corporation) to the Series A Junior Participating Preferred Stock;

(ii)  declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up of the Corporation) with the Series A Junior Participating Preferred Stock, except dividends paid ratably on the Series A Junior Participating Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(iii)  redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up of the Corporation) with the Series A Junior Participating Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up of the Corporation) to the Series A Junior Participating Preferred Stock; or

(iv)  purchase or otherwise acquire for consideration any shares of Series A Junior Participating Preferred Stock, or any shares of stock ranking on a parity with the Series A Junior Participating Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(B)  The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

SECTION 5.  Reacquired Shares.    Any shares of Series A Junior Participating Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein or in the Restated Certificate of Incorporation of the Corporation.

SECTION 6.  Liquidation, Dissolution or Winding Up.    (A) Upon any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, no distribution shall be made (i) to the holders of shares of Common Stock or any other stock ranking junior (either as to dividends or upon liquidation, dissolution or winding-up of the Corporation) to the Series A Junior Participating Preferred Stock unless prior thereto, the holders of shares of Series A Junior Participating Preferred Stock shall have received the higher of $100 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, or an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount to be distributed per share to the holders of Common Stock; nor (ii) to the holders of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding-up of the Corporation) with the Series A Junior Participating Preferred Stock, except distributions made ratably on the Series A Junior Participating Preferred Stock and all other such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding-up. In the event the Corporation shall at any time declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of shares of Series A Junior Participating Preferred Stock were entitled immediately prior to such event under the provision in clause (i) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

SECTION 7.  Consolidation, Merger, etc.    In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series A Junior Participating Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Junior Participating Preferred Stock shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

SECTION 8.  No Redemption.    The shares of Series A Junior Participating Preferred Stock shall not be redeemable.

SECTION 9.  Ranking.    The Series A Junior Participating Preferred Stock shall rank junior to all other series of the Corporation’s Preferred Stock as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide otherwise.

SECTION 10.  Amendment.    The Restated Certificate of Incorporation, as amended, of the Corporation shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Junior Participating Preferred Stock so as to affect them adversely without the affirmative vote of the holders of a majority or more of the outstanding shares of Series A Junior Participating Preferred Stock, voting separately as a class.

SECTION 11.  Fractional Shares.    Series A Junior Participating Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Junior Participating Preferred Stock.

IN WITNESS WHEREOF, Russell Corporation has caused this Certificate of Designation to be signed by its duly authorized officer on this     day of     , 200_.

By:
Title:

EXHIBIT D

FORM OF

AMENDED AND RESTATED

BY-LAWS

OF

RUSSELL CORPORATION

A Delaware Corporation

Effective                  , 2004

FORM OF

AMENDED AND RESTATED

BY-LAWS

OF

RUSSELL CORPORATION

(hereinafter called the “Corporation”)

ARTICLE I.

OFFICES

Section 1. Registered Office. The registered office of the Corporation shall be in the City of Wilmington, County of New Castle, State of Delaware.

Section 2. Other Offices. The Corporation may also have offices at such other places, both within and without the State of Delaware, as the Board of Directors may from time to time determine.

ARTICLE II.

MEETINGS OF STOCKHOLDERS

Section 1. Place of Meetings. Meetings of the stockholders for the election of directors or for any other purpose shall be held at such time and place, either within or without the State of Delaware, as shall be designated from time to time by the Board of Directors. The Board of Directors may, in its sole discretion, determine that a meeting of the stockholders shall not be held at any place, but may instead be held solely by means of remote communication in the manner authorized by the General Corporation Law of the State of Delaware (the “DGCL”).

Section 2. Annual Meetings. The annual meeting of stockholders for the election of directors shall be held on such date and at such time as shall be designated from time to time by the Board of Directors. Any other proper business may be transacted at the annual meeting of stockholders.

Section 3. Special Meetings. Unless otherwise required by law or by the certificate of incorporation of the Corporation, as amended and restated from time to time (the “Certificate of Incorporation”), special meetings of the stockholders may be called by the Board of Directors, the Chairman of the Board, the President of the Corporation if such person is the Chief Executive Officer or the holders of not less than one-tenth of all shares of the Corporation’s outstanding capital stock entitled to vote at the meeting. Such request shall state the purpose or purposes of the proposed meeting. At a special meeting of stockholders, only such business shall be conducted as shall be specified in the notice of meeting (or any supplement thereto).

Section 4. Notice. Whenever stockholders are required or permitted to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, if any, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Unless otherwise required by law, written notice of any meeting shall be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to notice of and to vote at such meeting.

Section 5. Adjournments. Any meeting of the stockholders may be adjourned from time to time to reconvene at the same or some other place, and notice need not be given of any such adjourned meeting if the time and place, if any, thereof and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, notice of the adjourned meeting in accordance with the requirements of Section 4 hereof shall be given to each stockholder of record entitled to notice of and to vote at the meeting.

Section 6. Quorum. Unless otherwise required by applicable law or the Certificate of Incorporation, the holders of a majority of the voting power of the Corporation’s then outstanding capital stock entitled to vote, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business. A quorum, once established, shall not be broken by the withdrawal of enough votes to leave less than a quorum. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the stockholders entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, in the manner provided in Section 5 hereof, until a quorum shall be present or represented.

Section 7. Voting. Unless otherwise required by law, the Certificate of Incorporation or these By-Laws, any question brought before any meeting of the stockholders, other than the election of directors, shall be decided by the vote of the holders of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter, voting as a single class. Unless otherwise provided in the Certificate of Incorporation, and subject to Section 10(a) of this Article II, each stockholder represented at a meeting of the stockholders shall be entitled to cast 1 vote for each share of the capital stock entitled to vote on the subject matter held by such stockholder. Such votes may be cast in person or by proxy as provided in Section 8 of this Article II. The Board of Directors, in its discretion, or the officer of the Corporation presiding at a meeting of the stockholders, in such officer’s discretion, may require that any votes cast at such meeting shall be cast by written ballot.

Section 8. Proxies. Each stockholder entitled to vote at a meeting of the stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder as proxy, but no such proxy shall be voted upon after three years from its date, unless such proxy provides for a longer period. Without limiting the manner in which a stockholder may authorize another person or persons to act for such stockholder as proxy, the following shall constitute a valid means by which a stockholder may grant such authority:

(a) A stockholder may execute a writing authorizing another person or persons to act for such stockholder as proxy. Execution may be accomplished by the stockholder or such stockholder’s authorized officer, director, employee or agent signing such writing or causing such person’s signature to be affixed to such writing by any reasonable means, including, but not limited to, by facsimile signature.

(b) A stockholder may authorize another person or persons to act for such stockholder as proxy by transmitting or authorizing the transmission of a telegram, cablegram or other means of electronic transmission to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission, provided that any such telegram, cablegram or other means of electronic transmission must either set forth or be submitted with information from which it can be determined that the telegram, cablegram or other electronic transmission was authorized by the stockholder. If it is determined that such telegrams, cablegrams or other electronic transmissions are valid, the inspectors or, if there are no inspectors, such other persons making that determination shall specify the information on which they relied.

Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission authorizing another person or persons to act as proxy for a stockholder may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used; provided, however, that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.

Section 9. List of Stockholders Entitled to Vote. The officer of the Corporation who has charge of the stock ledger of the Corporation shall prepare and make, at least 10 days before every meeting of the stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least 10 days prior to the meeting (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the principal place of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting.

Section 10. Record Date.

(a) In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of the stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than 60 nor less than 10 days before the date of such meeting. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of the stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of the stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

(b) In order that the Corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than 10 days after the date upon which the resolution fixing the record date is adopted by the Board of Directors. If no record date has been fixed by the Board of Directors, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the Board of Directors is required by applicable law, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of the stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. If no record date has been fixed by the Board of Directors and prior action by the Board of Directors is required by applicable law, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action.

Section 11. Stock Ledger. The stock ledger of the Corporation shall be the only evidence as to who are the stockholders entitled to examine the stock ledger, the list required by Section 9 of this Article II or the books of the Corporation, or to vote in person or by proxy at any meeting of the stockholders.

Section 12. Conduct of Meetings. The Board of Directors of the Corporation may adopt by resolution such rules and regulations for the conduct of any meeting of the stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the chairman of any meeting of the stockholders shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the chairman of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) the determination of when the polls shall open and close for any given matter to be voted on at the meeting; (iii) rules and procedures for maintaining order at the meeting and the safety of those present; (iv) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the chairman of the meeting shall determine; (v) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (vi) limitations on the time allotted to questions or comments by participants.

Section 13. Inspectors of Election. In advance of any meeting of the stockholders, the Board of Directors, by resolution, the Chairman or the President shall appoint one or more inspectors to act at the meeting and make a written report thereof. One or more other persons may be designated as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of the stockholders, the chairman of the meeting shall appoint one or more inspectors to act at the meeting. Unless otherwise required by applicable law, inspectors may be officers, employees or agents of the Corporation. Each inspector, before entering upon the discharge of the duties of inspector, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of such inspector’s ability. The inspector shall have the duties prescribed by law and shall take charge of the polls and, when the vote is completed, shall make a certificate of the result of the vote taken and of such other facts as may be required by applicable law.

ARTICLE III.

DIRECTORS

Section 1. Number and Election of Directors. Subject to the rights of the holders of any series of preferred stock then outstanding, the Board of Directors shall consist of not less than 7 nor more than 15 members, the exact number of which shall be fixed from time to time by resolution adopted by the affirmative vote of a majority of the entire Board of Directors. The directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. The initial division of the Board of Directors into classes shall be made by the decision of the affirmative vote of a majority of the entire Board of Directors. The term of the initial Class I directors shall terminate on the date of the 2005 Annual Meeting; the term of the initial Class II directors shall terminate on the date of the 2006 Annual Meeting; and the term of the initial Class III directors shall terminate on the date of the 2007 Annual Meeting. At each succeeding Annual Meeting of Stockholders beginning in 2005, except (i) as may be subject to the rights of the holders of any series of preferred stock then outstanding and (ii) as provided below in Section 2 in the case of directors elected to fill a vacancy, successors to the class of directors whose term expires at that Annual Meeting shall be elected for a three-year term and until their successors are duly elected and qualified.

Section 2. Vacancies. Subject to the rights of the holders of any series of preferred stock then outstanding, any vacancy occurring in the Board of Directors (including vacancies that result from an increase in the number of directors) may be filled by the affirmative vote of a majority of the remaining directors though less than a quorum of the Board of Directors or by election at an annual meeting of stockholders or a special meeting of stockholders called for that purpose. A director so elected to fill a vacancy shall hold office until the next election of the class for which such director shall have been chosen. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

Section 3. Duties and Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Certificate of Incorporation or by these By-Laws required to be exercised or done by the stockholders.

Section 4. Meetings. The Board of Directors may hold meetings, both regular and special, either within or without the State of Delaware. Regular meetings of the Board of Directors may be held without notice at such time and at such place as may from time to time be determined by the Board of Directors. Special meetings of the Board of Directors may be called by the Chairman, the President if such person is the Chief Executive Officer, or by any two directors. Notice thereof stating the place, date and hour of the meeting shall be given to each director either by mail not less than 48 hours before the date of the meeting, by telephone, telegram or electronic means on 24 hours’ notice, or on such shorter notice as the person or persons calling such meeting may deem necessary or appropriate in the circumstances.

Section 5. Organization. At each meeting of the Board of Directors, the Chairman of the Board of Directors, or, in his or her absence, a director chosen by a majority of the directors present, shall act as chairman. The Secretary of the Corporation shall act as secretary at each meeting of the Board of Directors. In case the Secretary shall be absent from any meeting of the Board of Directors, an Assistant Secretary shall perform the duties of secretary at such meeting; and in the absence from any such meeting of the Secretary and all the Assistant Secretaries, the chairman of the meeting may appoint any person to act as secretary of the meeting.

Section 6. Resignations of Directors. Any director of the Corporation may resign at any time, by giving notice in writing or by electronic transmission to the Chairman of the Board of Directors, the President if such person is the Chief Executive Officer or the Secretary of the Corporation. Such resignation shall take effect at the time therein specified or, if no time is specified, immediately; and, unless otherwise specified in such notice, the acceptance of such resignation shall not be necessary to make it effective.

Section 7. Quorum. Except as otherwise required by law or the Certificate of Incorporation, at all meetings of the Board of Directors, a majority of the entire Board of Directors shall constitute a quorum for the transaction of business and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board of Directors. If a quorum shall not be present at any meeting of the Board of Directors, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting of the time and place of the adjourned meeting, until a quorum shall be present.

Section 8. Actions of the Board by Written Consent. Unless otherwise provided in the Certificate of Incorporation or these By-Laws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all the members of the Board of Directors or committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board of Directors or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 9. Meetings by Means of Conference Telephone. Unless otherwise provided in the Certificate of Incorporation or these By-Laws, members of the Board of Directors of the Corporation, or any committee thereof, may participate in a meeting of the Board of Directors or such committee by means of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this Section 9 shall constitute presence in person at such meeting.

Section 10. Committees. The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of any such committee. In the absence or disqualification of a member of a committee, and in the absence of a designation by the Board of Directors of an alternate member to replace the absent or disqualified member, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any absent or disqualified member. Any committee, to the extent permitted by law and provided in the resolution establishing such committee, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it. Each committee shall keep regular minutes and report to the Board of Directors when required.

Section 11. Compensation. The directors may be paid their expenses, if any, of attendance at each meeting of the Board of Directors and may be paid a fixed sum for attendance at each meeting of the Board of Directors or a stated salary for service as director, payable in cash or securities. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for service as committee members.

Section 12. Interested Directors. No contract or transaction between the Corporation and one or more of its directors or officers, or between the Corporation and any other corporation, partnership, association or other organization in which one or more of its directors or officers are directors or officers or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board of Directors or committee thereof which authorizes the contract or transaction, or solely because any such director’s or officer’s vote is counted for such purpose if: (i) the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board of Directors or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or (ii) the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or (iii) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified by the Board of Directors, a committee thereof or the stockholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract or transaction.

ARTICLE IV.

OFFICERS

Section 1. General. The officers of the Corporation shall be chosen by the Board of Directors and shall be a Chairman of the Board of Directors (who must be a director), a President, a Secretary and a Treasurer. The Board of Directors, in its discretion, also may choose one or more Vice Presidents, Assistant Secretaries, Assistant Treasurers and other officers. Any number of offices may be held by the same person, unless otherwise prohibited by law, the Certificate of Incorporation or these By-Laws. The officers of the Corporation need not be stockholders of the Corporation nor, except in the case of the Chairman of the Board of Directors, need such officers be directors of the Corporation.

Section 2. Election. The Board of Directors, at its first meeting held after each Annual Meeting of Stockholders (or action by written consent of stockholders in lieu of the Annual Meeting of Stockholders), shall elect the officers of the Corporation who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board of Directors; and each officer of the Corporation shall hold office until such officer’s successor is elected and qualified, or until such officer’s earlier death, resignation or removal. Any officer elected by the Board of Directors may be removed at any time by the Board of Directors. Any vacancy occurring in any office of the Corporation shall be filled by the Board of Directors. The salaries of all officers of the Corporation shall be fixed by the Board of Directors.

Section 3. Voting Securities Owned by the Corporation. Powers of attorney, proxies, waivers of notice of meeting, consents and other instruments relating to securities owned by the Corporation may be executed in the name of and on behalf of the Corporation by the President or any Vice President or any other officer authorized to do so by the Board of Directors and any such officer may, in the name of and on behalf of the Corporation, take all such action as any such officer may deem advisable to vote in person or by proxy at any meeting of security holders of any corporation in which the Corporation may own securities and at any such meeting shall possess and may exercise any and all rights and power incident to the ownership of such securities and which, as the owner thereof, the Corporation might have exercised and possessed if present. The Board of Directors may, by resolution, from time to time confer like powers upon any other person or persons.

Section 4. Chairman of the Board of Directors. The Chairman of the Board of Directors shall preside at all meetings of the stockholders and of the Board of Directors. The Chairman of the Board of Directors shall be the Chief Executive Officer of the Corporation, unless the Board of Directors designates the President as the Chief Executive Officer, and, except where by law the signature of the President is required, the Chairman of the Board of Directors shall possess the same power as the President to sign all contracts, certificates and other instruments of the Corporation which may be authorized by the Board of Directors. During the absence or disability of the President, the Chairman of the Board of Directors shall exercise all the powers and discharge all the duties of the President. The Chairman of the Board of Directors shall also perform such other duties and may exercise such other powers as may from time to time be assigned by these By-Laws or by the Board of Directors.

Section 5. President. The President shall, subject to the control of the Board of Directors and the Chairman of the Board of Directors, have general supervision of the business of the Corporation and shall see that all orders and resolutions of the Board of Directors are carried into effect. The President shall execute all bonds, mortgages, contracts and other instruments of the Corporation requiring a seal, under the seal of the Corporation, except where required or permitted by law to be otherwise signed and executed and except that the other officers of the Corporation may sign and execute documents when so authorized by these By-Laws, the Board of Directors or the President. In the absence or disability of the Chairman of the Board of Directors, the President shall preside at all meetings of the stockholders and, provided the President is also a director, the Board of Directors. If the Board of Directors shall so designate, the President shall be the Chief Executive Officer of the Corporation. The President shall also perform such other duties and may exercise such other powers as may from time to time be assigned to such officer by these By-Laws or by the Board of Directors.

Section 6. Vice Presidents. At the request of the President or in the President’s absence or in the event of the President’s inability or refusal to act (and in the absence or disability of the Chairman of the Board of Directors), the Vice President, or the Vice Presidents if there are more than one (in the order designated by the Board of Directors), shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President. Each Vice President shall perform such other duties and have such other powers as the Board of Directors from time to time may prescribe. If there be no Vice President, the Board of Directors shall designate the officer of the Corporation who, in the absence of the President and the Chairman of the Board of Directors or in the event of the inability or refusal of the President and the Chairman of the Board of Directors to act, shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President.

Section 7. Secretary. The Secretary shall attend all meetings of the Board of Directors and all meetings of the stockholders and record all the proceedings thereat in a book or books to be kept for that purpose; the Secretary shall also perform like duties for committees of the Board of Directors when required. The Secretary shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board of Directors, and shall perform such other duties as may be prescribed by the Board of Directors, the Chairman of the Board of Directors or the President, under whose supervision the Secretary shall be. If the Secretary shall be unable or shall refuse to cause to be given notice of all meetings of the stockholders and special meetings of the Board of Directors, and if there be no Assistant Secretary, then either the Board of Directors or the President may choose another officer to cause such notice to be given. The Secretary shall have custody of the seal of the Corporation and the Secretary or any Assistant Secretary, if there be one, shall have authority to affix the same to any instrument requiring it and when so affixed, it may be attested by the signature of the Secretary or by the signature of any such Assistant Secretary. The Board of Directors may give general authority to any other officer to affix the seal of the Corporation and to attest to the affixing by such officer’s signature. The Secretary shall see that all books, reports, statements, certificates and other documents and records required by law to be kept or filed are properly kept or filed, as the case may be.

Section 8. Treasurer. The Treasurer shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors. The Treasurer shall disburse the funds of the Corporation as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the President and the Board of Directors, at its regular meetings, or when the Board of Directors so requires, an account of all transactions as Treasurer and of the financial condition of the Corporation. If required by the Board of Directors, the Treasurer shall give the Corporation a bond in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of the office of the Treasurer and for the restoration to the Corporation, in case of the Treasurer’s death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in the Treasurer’s possession or under the Treasurer’s control belonging to the Corporation.

Section 9. Assistant Secretaries. Assistant Secretaries, if there be any, shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors, the President, any Vice President, if there be one, or the Secretary, and in the absence of the Secretary or in the event of the Secretary’s inability or refusal to act, shall perform the duties of the Secretary, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Secretary.

Section 10. Assistant Treasurers. Assistant Treasurers, if there be any, shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors, the President, any Vice President, if there be one, or the Treasurer, and in the absence of the Treasurer or in the event of the Treasurer’s inability or refusal to act, shall perform the duties of the Treasurer, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Treasurer. If required by the Board of Directors, an Assistant Treasurer shall give the Corporation a bond in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of the office of Assistant Treasurer and for the restoration to the Corporation, in case of the Assistant Treasurer’s death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in the Assistant Treasurer’s possession or under the Assistant Treasurer’s control belonging to the Corporation.

Section 11. Other Officers. Such other officers as the Board of Directors may choose shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors. The Board of Directors may delegate to any other officer of the Corporation the power to choose such other officers and to prescribe their respective duties and powers.

ARTICLE V.

STOCK

Section 1. Form of Certificates. Every holder of stock in the Corporation shall be entitled to have a certificate signed by, or in the name of the Corporation (i) by the Chairman of the Board of Directors, or the President or a Vice President and (ii) by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary of the Corporation, certifying the number of shares owned by such stockholder in the Corporation.

Section 2. Signatures. Any or all of the signatures on a certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue.

Section 3. Lost Certificates. The Board of Directors may direct a new certificate to be issued in place of any certificate theretofore issued by the Corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed. When authorizing such issue of a new certificate, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate, or such owner’s legal representative, to advertise the same in such manner as the Board of Directors shall require and/or to give the Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate or the issuance of such new certificate.

Section 4. Transfers. Stock of the Corporation shall be transferable in the manner prescribed by applicable law and in these By-Laws. Transfers of stock shall be made on the books of the Corporation only by the person named in the certificate or by such person’s attorney lawfully constituted in writing and upon the surrender of the certificate therefor, properly endorsed for transfer and payment of all necessary transfer taxes; provided, however, that such surrender and endorsement or payment of taxes shall not be required in any case in which the officers of the Corporation shall determine to waive such requirement. Every certificate exchanged, returned or surrendered to the Corporation shall be marked “Cancelled,” with the date of cancellation, by the Secretary or Assistant Secretary of the Corporation or the transfer agent thereof. No transfer of stock shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing from and to whom transferred.

Section 5. Dividend Record Date. In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

Section 6. Record Owners. The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and to hold liable for calls and assessments a person registered on its books as the owner of shares, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise required by law.

Section 7. Transfer and Registry Agents. The Corporation may from time to time maintain one or more transfer offices or agencies and registry offices or agencies at such place or places as may be determined from time to time by the Board of Directors.

ARTICLE VI.

NOTICES

Section 1. Notices. Whenever written notice is required by law, the Certificate of Incorporation or these By-Laws, to be given to any director, member of a committee or stockholder, such notice may be given by mail, addressed to such director, member of a committee or stockholder, at such person’s address as it appears on the records of the Corporation, with postage thereon prepaid, and such notice shall be deemed to be given at the time when the same shall be deposited in the United States mail. Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation under applicable law, the Certificate of Incorporation or these By-Laws shall be effective if given by a form of electronic transmission if consented to by the stockholder to whom the notice is given. Any such consent shall be revocable by the stockholder by written notice to the Corporation. Any such consent shall be deemed to be revoked if (i) the Corporation is unable to deliver by electronic transmission 2 consecutive notices by the Corporation in accordance with such consent and (ii) such inability becomes known to the Secretary or Assistant Secretary of the Corporation or to the transfer agent, or other person responsible for the giving of notice; provided, however, that the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action. Notice given by electronic transmission, as described above, shall be deemed given: (i) if by facsimile telecommunication, when directed to a number at which the stockholder has consented to receive notice; (ii) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice; (iii) if by a posting on an electronic network, together with separate notice to the stockholder of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice; and (iv) if by any other form of electronic transmission, when directed to the stockholder. Notice to directors or committee members may be given personally or by telegram, telex, cable or by means of electronic transmission.

Section 2. Waivers of Notice. Whenever any notice is required by applicable law, the Certificate of Incorporation or these By-Laws, to be given to any director, member of a committee or stockholder, a waiver thereof in writing, signed by the person or persons entitled to notice, or a waiver by electronic transmission by the person or persons entitled to notice, whether before or after the time stated therein, shall be deemed equivalent thereto. Attendance of a person at a meeting, present in person or represented by proxy, shall constitute a waiver of notice of such meeting, except where the person attends the meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any annual or special meeting of stockholders or any regular or special meeting of the directors or members of a committee of directors need be specified in any written waiver of notice unless so required by law, the Certificate of Incorporation or these By-Laws.

ARTICLE VII.

GENERAL PROVISIONS

Section 1. Dividends. Dividends upon the capital stock of the Corporation, subject to the requirements of the DGCL and the provisions of the Certificate of Incorporation, if any, may be declared by the Board of Directors at any regular or special meeting of the Board of Directors (or any action by written consent in lieu thereof in accordance with Section 8 of Article III hereof), and may be paid in cash, in property, or in shares of the Corporation’s capital stock. Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the Board of Directors from time to time, in its absolute discretion, deems proper as a reserve or reserves to meet contingencies, or for purchasing any of the shares of capital stock, warrants, rights, options, bonds, debentures, notes, scrip or other securities or evidences of indebtedness of the Corporation, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for any proper purpose, and the Board of Directors may modify or abolish any such reserve.

Section 2. Disbursements. All checks or demands for money and notes of the Corporation shall be signed by such officer or officers or such other person or persons as the Board of Directors may from time to time designate.

Section 3. Fiscal Year. The fiscal year of the Corporation shall be a 52-53 week year, ending on the Saturday nearest to January 1 of each year, or as otherwise determined by resolution of the Board of Directors.

Section 4. Corporate Seal. The corporate seal shall have inscribed thereon the name of the Corporation, the year of its organization and the words “Corporate Seal, Delaware”. The seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

ARTICLE VIII.

INDEMNIFICATION

Section 1. Power to Indemnify in Actions, Suits or Proceedings other than Those by or in the Right of the Corporation. Subject to Section 3 of this Article VIII, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation), by reason of the fact that such person is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.

Section 2. Power to Indemnify in Actions, Suits or Proceedings by or in the Right of the Corporation. Subject to Section 3 of this Article VIII, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 3. Authorization of Indemnification. Any indemnification under this Article VIII (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the present or former a director or officer is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 1 or Section 2 of this Article VIII, as the case may be. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (i) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (ii) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (iv) by the stockholders. Such determination shall be made, with respect to former director or officer by any person or persons having the authority to act on the matter on behalf of the Corporation. To the extent, however, that a present or former director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding described above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith, without the necessity of authorization in the specific case.

Section 4. Good Faith Defined. For purposes of any determination under Section 3 of this Article VIII, a person shall be deemed to have acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, or, with respect to any criminal action or proceeding, to have had no reasonable cause to believe such person’s conduct was unlawful, if such person’s action is based on the records or books of account of the Corporation or another enterprise, or on information supplied to such person by the officers of the Corporation or another enterprise in the course of their duties, or on the advice of legal counsel for the Corporation or another enterprise or on information or records given or reports made to the Corporation or another enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Corporation or another enterprise. The provisions of this Section 4 shall not be deemed to be exclusive or to limit in any way the circumstances in which a person may be deemed to have met the applicable standard of conduct set forth in Section 1 or Section 2 of this Article VIII, as the case may be.

Section 5. Indemnification by a Court. Notwithstanding any contrary determination in the specific case under Section 3 of this Article VIII, and notwithstanding the absence of any determination thereunder, any director or officer may apply to the Court of Chancery of the State of Delaware or any other court of competent jurisdiction in the State of Delaware for indemnification to the extent otherwise permissible under Section 1 or Section 2 of this Article VIII. The basis of such indemnification by a court shall be a determination by such court that indemnification of the director or officer is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 1 or Section 2 of this Article VIII, as the case may be. Neither a contrary determination in the specific case under Section 3 of this Article VIII nor the absence of any determination thereunder shall be a defense to such application or create a presumption that the director or officer seeking indemnification has not met any applicable standard of conduct. Notice of any application for indemnification pursuant to this Section 5 shall be given to the Corporation promptly upon the filing of such application. If successful, in whole or in part, the director or officer seeking indemnification shall also be entitled to be paid the expense of prosecuting such application.

Section 6. Expenses Payable in Advance. Expenses (including attorneys’ fees) incurred by a director or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation as authorized in this Article VIII. Expenses (including attorneys’ fees) incurred by former directors and officers may be so paid upon such terms and conditions, if any, as the Corporation deems appropriate.

Section 7. Nonexclusivity of Indemnification and Advancement of Expenses. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VIII shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the Certificate of Incorporation, these By-Laws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, it being the policy of the Corporation that indemnification of the persons specified in Section 1 and Section 2 of this Article VIII shall be made to the fullest extent permitted by law. The provisions of this Article VIII shall not be deemed to preclude the indemnification of any person who is not specified in Section 1 or Section 2 of this Article VIII but whom the Corporation has the power or obligation to indemnify under the provisions of the DGCL, or otherwise.

Section 8. Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was a director, officer, employee or agent of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power or the obligation to indemnify such person against such liability under the provisions of this Article VIII.

Section 9. Certain Definitions. For purposes of this Article VIII, references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors or officers so that any person who is or was a director or officer of such constituent corporation, or is or was a director or officer of such constituent corporation serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article VIII with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued. The term “another enterprise” as used in this Article VIII shall mean any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise of which such person is or was serving at the request of the Corporation as a director, officer, employee or agent. For purposes of this Article VIII, references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director or officer with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article VIII.

Section 10. Survival of Indemnification and Advancement of Expenses. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VIII shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.

Section 11. Limitation on Indemnification. Notwithstanding anything contained in this Article VIII to the contrary, except for proceedings to enforce rights to indemnification (which shall be governed by Section 5 of this Article VIII), the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) or advance expenses in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors of the Corporation.

Section 12. Indemnification of Employees and Agents. The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses (including attorney’s fees) to employees and agents of the Corporation similar to those conferred in this Article VIII to directors and officers of the Corporation.

ARTICLE IX.

AMENDMENTS

Section 1. Amendments. In furtherance and not in limitation of the powers conferred upon it by the laws of the State of Delaware, the Board of Directors shall have the power to adopt, amend, alter, change or repeal these By-Laws. The affirmative vote of at least a majority of the entire Board of Directors shall be required to adopt, amend, alter, change or repeal these By-Laws; provided, however, that the Board of Directors may not adopt, amend, alter, change or repeal any By-Laws establishing what constitutes a quorum at a stockholders meeting. These By-Laws also may be adopted, amended, altered, changed or repealed by the affirmative vote of at least a majority of the voting power of the Corporation’s then outstanding capital stock entitled to vote at an election of directors.

Section 2. Entire Board of Directors. As used in this Article IX and in these By-Laws generally, the term “entire Board of Directors” means the total number of directors which the Corporation would have if there were no vacancies.

* * *

Adopted as of:

Last Amended as of:

EXHIBIT E

PROVISIONS OF ALABAMA BUSINESS CORPORATION ACT RELATING TO DISSENTERS’ RIGHTS

ALABAMA CODE

TITLE 10. CORPORATIONS, PARTNERSHIPS AND ASSOCIATIONS

CHAPTER 2B. BUSINESS CORPORATIONS

ARTICLE 13. DISSENTERS’ RIGHTS

Section 10-2B-13.01. Definitions.

(1) “Corporate action” means the filing of articles of merger or share exchange by the probate judge or Secretary of State, or other action giving legal effect to a transaction that is the subject of dissenters’ rights.

(2) “Corporation” means the issuer of shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

(3) “Dissenter” means a shareholder who is entitled to dissent from corporate action under Section 10-2B-13.02 and who exercises that right when and in the manner required by Sections 10-2B-13.20 through 10-2B-13.28.

(4) “Fair Value,” with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

(5) “Interest” means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans, or, if none, at a rate that is fair and equitable under all circumstances.

(6) “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

(7) “Beneficial shareholder” means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

(8) “Shareholder” means the record shareholder or the beneficial shareholder.

Section 10-2B-13.02. Right to dissent.

(a) A shareholder is entitled to dissent from, and obtain payment of the fair value of his or her shares in the event of, any of the following corporate actions:

(1) Consummation of a plan of merger to which the corporation is a party (i) if shareholder approval is required for the merger by Section 10-2B-11.03 or the articles of incorporation and the shareholder is entitled to vote on the merger or (ii) if the corporation is a subsidiary that is merged with its parent under Section 10-2B-11.04;

(2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

(3) Consummation of a sale or exchange by all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

(4) To the extent that the articles of incorporation of the corporation so provide, an amendment of the articles of incorporation that materially and adversely affects rights in respect to a dissenter’s shares because it:

(i) Alters or abolishes a preferential right of the shares;

(ii) Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase of the shares;

(iii) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

(iv) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

(v) Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Section 10-2B-6.04; or

(5) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

(b) A shareholder entitled to dissent and obtain payment for shares under this chapter may not challenge the corporate action creating his or her entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

Section 10-2B-13.03. Dissent by nominees and beneficial owners.

(a) A record shareholder may assert dissenters’ rights as to fewer than all of the shares registered in his or her name only if he or she dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he or she asserts dissenters’ rights. The rights of a partial dissenter under this subsection are determined as if the shares to which he or she dissents and his or her other shares were registered in the names of different shareholders.

(b) A beneficial shareholder may assert dissenters’ rights as to shares held on his or her behalf only if:

(1) He or she submits to the corporation the record shareholder’s written consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights; and

(2) He or she does so with respect to all shares of which he or she is the beneficial shareholder or over which he or she has power to direct the vote.

Section 10-2B-13.20. Notice of dissenters’ rights.

(a) If proposed corporate action creating dissenters’ rights under Section 10-2B-13.02 is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this article and be accompanied by a copy of this article.

(b) If corporate action creating dissenters’ rights under Section 10-2B-13.02 is taken without a vote of shareholders, the corporation shall (1) notify in writing all shareholders entitled to assert dissenters’ rights that the action was taken; and (2) send them the dissenters’ notice described in Section 10-2B-13.22.

Section 10-2B-13.21. Notice of intent to demand payment.

(a) If proposed corporate action creating dissenters’ rights under Section 10-2B-13.02 is submitted to a vote at a shareholder’s meeting, a shareholder who wishes to assert dissenters’ rights (1) must deliver to the corporation before the vote is taken written notice of his or her intent to demand payment or his or her shares if the proposed action is effectuated; and (2) must not vote his or her shares in favor of the proposed action.

(b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment for his or her shares under this article.

Section 10-2B-13.22. Dissenters’ notice.

(a) If proposed corporate action creating dissenters’ rights under Section 10-2B-13.02 is authorized at a shareholders’ meeting, the corporation shall deliver a written dissenters’ notice to all shareholders who satisfied the requirements of Section 10-2B-13.21.

(b) The dissenters’ notice must be sent no later than 10 days after the corporate action was taken, and must:

(1) State where the payment demand must be sent;

(2) Inform holders of shares to what extent transfer of the shares will be restricted after the payment demand is received;

(3) Supply a form for demanding payment;

(4) Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the subsection (a) notice is delivered; and

(5) Be accompanied by a copy of this article.

Section 10-2B-13.23. Duty to demand payment.

(a) A shareholder sent a dissenters’ notice described in Section 10-2B-13.22 must demand payment in accordance with the terms of the dissenters’ notice.

(b) The shareholder who demands payment retains all other rights of a shareholder until those rights are canceled or modified by the taking of the proposed corporate action.

(c) A shareholder who does not demand payment by the date set in the dissenters’ notice is not entitled to payment for his or her shares under this article.

(d) A shareholder who demands payment under subsection (a) may not thereafter withdraw that demand and accept the terms offered under the proposed corporate action unless the corporation shall consent thereto.

Section 10-2B-13.24. Share restrictions.

(a) Within 20 days after making a formal payment demand, each shareholder demanding payment shall submit the certificate or certificates representing his or her shares to the corporation for (1) notation thereon by the corporation that such demand has been made and (2) return to the shareholder by the corporation.

(b) The failure to submit his or her shares for notation shall, at the option of the corporation, terminate the shareholders’ rights under this article unless a court of competent jurisdiction, for good and sufficient cause, shall otherwise direct.

(c) If shares represented by a certificate on which notation has been made shall be transferred, each new certificate issued therefor shall bear similar notation, together with the name of the original dissenting holder of such shares.

(d) A transferee of such shares shall acquire by such transfer no rights in the corporation other than those which the original dissenting shareholder had after making demand for payment of the fair value thereof.

Section 10-2B-13.25. Offer of payment.

(a) As soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall offer to pay each dissenter who complied with Section 10-2B-13.23 the amount the corporation estimates to be the fair value of his or her shares, plus accrued interest.

(b) The offer of payment must be accompanied by:

(1) The corporation’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of the offer, an income statement for that year, and the latest available interim financial statements, if any;

(2) A statement of the corporation’s estimate of the fair value of the shares;

(3) An explanation of how the interest was calculated;

(4) A statement of the dissenter’s right to demand payment under Section 10-2B-13.28; and

(5) A copy of this article.

(c) Each dissenter who agrees to accept the corporation’s offer of payment in full satisfaction of his or her demand must surrender to the corporation the certificate or certificates representing his or her shares in accordance with terms of the dissenters’ notice. Upon receiving the certificate or certificates, the corporation shall pay each dissenter the fair value of his or her shares, plus accrued interest, as provided in subsection (a). Upon receiving payment, a dissenting shareholder ceases to have any interest in the shares.

Section 10-2B-13.26. Failure to take corporate action.

(a) If the corporation does not take the proposed action within 60 days after the date set for demanding payment, the corporation shall release the transfer restrictions imposed on shares.

(b) If, after releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters’ notice under Section 10-2B-13.22 and repeat the payment demand procedure.

Section 10-2B-13.27. Reserved.

Section 10-2B-13.28. Procedure if shareholder dissatisfied with offer of payment.

(a) A dissenter may notify the corporation in writing of his or her own estimate of the fair value of his or her shares and amount of interest due, and demand payment of his or her estimate, or reject the corporation’s offer under Section 10-2B-13.25 and demand payment of the fair value of his or her shares and interest due, if:

(1) The dissenter believes that the amount offered under Section 10-2B-13.25 is less than the fair value of his or her shares or that the interest due is incorrectly calculated;

(2) The corporation fails to make an offer under Section 10-2B-13.25 within 60 days after the date set for demanding payment; or

(3) The corporation, having failed to take the proposed action, does not release the transfer restrictions imposed on shares within 60 days after the date set for demanding payment.

(b) A dissenter waives his or her right to demand payment under this section unless he or she notifies the corporation or his or her demand in writing under subsection (a) within 30 days after the corporation offered payment for his or her shares.

Section 10-2B-13.30. Court action.

(a) If a demand for payment under Section 10-2B-13.28 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60 day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(b) The corporation shall commence the proceeding in the circuit court of the county where the corporation’s principal office (or, if none in this state, its registered office) is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

(c) The corporation shall make all dissenters (whether or not residents of this state) whose demands remain unsettled parties to the proceeding as in an action against their shares, and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided under the Alabama Rules of Civil Procedure.

(d) After service is completed, the corporation shall deposit with the clerk of the court an amount sufficient to pay unsettled claims of all dissenters party to the action in an amount per share equal to its prior estimate of fair value, plus accrued interest, under Section 10-2B-13.25.

(e) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

(f) Each dissenter made a party to the proceeding is entitled to judgment for the amount the court finds to be the fair value of his or her shares, plus accrued interest. If the court’s determination as to the fair value of a dissenter’s shares, plus accrued interest, is higher than the amount estimated by the corporation and deposited with the clerk of the court pursuant to subsection (d), the corporation shall pay the excess to the dissenting shareholder. If the court’s determination as to fair value, plus accrued interest, of a dissenter’s shares is less than the amount estimated by the corporation and deposited with the clerk of the court pursuant to subsection (d), then the clerk shall return the balance of funds deposited, less any costs under Section 10-2B-13.31, to the corporation.

(g) Upon payment of the judgment, and surrender to the corporation of the certificate or certificates representing the appraised shares, a dissenting shareholder ceases to have any interest in the shares.

Section 10-2B-13.31. Court costs and counsel fees.

(a) The court in an appraisal proceeding commenced under Section 10-2B-13.30 shall determine all costs of the proceeding, including compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Section 10-2B-13.28.

(b) The court may also assess the reasonable fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Sections 10-2B-13.20 through 10-2B-13.28; or

(2) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

Section 10-2B-13.32. Status of shares after payment.

Shares acquired by a corporation pursuant to payment of the agreed value therefor or to payment of the judgment entered therefor, as in this chapter provided, may be held and disposed of by such corporation as in the case of other treasury shares, except that, in the case of a merger or share exchange, they may be held and disposed of as the plan of merger or share exchange may otherwise provide.

EXHIBIT F

CHARTER OF THE

AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS OF

RUSSELL CORPORATION

I. Purpose

The Audit Committee (the “Committee”) is appointed by the Board of Directors (the “Board”) of Russell Corporation (the “Company”) to assist the Board in monitoring (1) the integrity of the financial statements of the Company, (2) the independent auditor’s qualifications and independence, (3) the performance of the Company’s internal audit function and independent auditors, and (4) the compliance by the Company with legal and regulatory requirements.

The Committee shall prepare the report required by the rules of the Securities and Exchange Commission (the “Commission”) to be included in the Company’s annual proxy statement.

II. Committee Membership Composition

A. The Committee shall be comprised of no fewer than three members. The members of the Committee shall meet the independence and financial literacy requirements of the New York Stock Exchange. At least one member of the Committee shall be an “audit committee financial expert” as defined by the Commission.1 Committee members shall not simultaneously serve on the audit committees of more than two other public companies unless the Board affirmatively determines that such simultaneous service would not impair the ability of the member to effectively serve on the Committee.

B. The members of the Committee shall be appointed by the Board on the recommendation of the Corporate Governance Committee and may be replaced by the Board. Unless a Chairperson is elected by the Board, the members of the Committee may designate a Chairperson by majority vote of the full Committee membership.

III. Meetings

The Committee shall meet as often as it determines, but not less frequently than quarterly and each time the Company proposes to issue an earnings press release. The Committee shall meet periodically with management, the internal auditors and the independent auditor in separate executive sessions. The Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

IV. Responsibilities and Duties

The Committee shall have the sole authority to appoint or replace the independent auditor (subject, if applicable, to shareholder ratification). The Committee shall be directly responsible for the appointment, compensation, retention and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) and any other registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company. The independent auditor and each such registered public accounting firm shall report directly to the Committee.

[1]	Neither the SEC nor the NYSE require an “audit committee financial expert,” although SEC rules require disclosure regarding whether such an expert serves on the committee and if not, an explanation as to why not. The NYSE rules do require that at least one member have accounting or related financial management expertise and provide that an audit committee financial expert may be presumed to have such expertise.

The Committee shall pre-approve all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent auditor, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act and Commission rules thereunder which are approved by the Committee prior to the completion of the audit. The Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full Committee at its next scheduled meeting.

The Committee shall have the authority, to the extent it deems necessary or appropriate, to retain independent legal, accounting or other advisors. The Company shall provide for appropriate funding, as determined by the Committee, for payment of compensation to the independent auditor for the purpose of rendering or issuing an audit report or performing other audit, review or attest services for the Company and to any advisors employed by the Committee.

The Committee shall make regular reports to the Board. The Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval. The Committee shall annually review the Committee’s own performance.

The Committee, to the extent it deems necessary or appropriate, shall:

Financial Statement and Disclosure Matters

1. Review and discuss with management and the independent auditor the Company’s annual audited financial statements, including disclosures made in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” (“MD&A”), and recommend to the Board whether the audited financial statements should be included in the Company’s Annual Report on Form 10-K.

2. Review and discuss with management and the independent auditor the Company’s quarterly financial statements prior to the filing of the Company’s Quarterly Report on Form 10-Q, including the results of the independent auditor’s review of the quarterly financial statements and the disclosures made in MD&A.

3. Discuss with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including any significant changes in the Company’s selection or application of accounting principles, any major issues as to the adequacy of the Company’s internal controls and any special steps adopted in light of material control deficiencies.

4. Review and discuss reports from the independent auditors on:

(a) All critical accounting policies and practices to be used.

(b) All alternative treatments of financial information within generally accepted accounting principles that have been discussed by the independent auditors with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor.

(c) Other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.

5. Discuss with management the Company’s earnings press releases and the overall quality of the Company’s reported earnings, including the use in press releases of any “pro forma” or “adjusted” non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies. Such discussion may be done generally (consisting of discussing the types of information to be disclosed and the types of presentations to be made).

6. Discuss with management and the independent auditor the effect of regulatory and accounting initiatives as well as any off-balance sheet structures or entities on the Company’s financial statements.

7. Discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies.

8. Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit, including any difficulties encountered in the course of the audit work, any restrictions on the scope of activities or access to requested information, and any significant disagreements with management.

9. Review disclosures made to the Committee by the Company’s CEO and CFO during their certification process for the Company’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q about any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and any fraud involving management or other employees who have a significant role in the Company’s internal control over financial reporting.

Oversight of the Company’s Relationship with the Independent Auditor

10. Obtain and review a report from the independent auditor at least annually regarding (a) the independent auditor’s internal quality-control procedures, (b) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, (c) any steps taken to deal with any such issues, and (d) all relationships between the independent auditor and the Company. Evaluate the qualifications, performance and independence of the independent auditor, including considering whether the auditor’s quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining the auditor’s independence, and taking into account the opinions of management and internal auditors. Such evaluation should include the review and evaluation of the lead partner of the independent auditor team. The Committee shall present its conclusions with respect to the independent auditor to the Board.

11. Monitor compliance by the independent auditor with the audit partner rotation requirements contained in the Commission’s rules. Consider whether, in order to assure continuing auditor independence, it is appropriate to adopt a policy of rotating the independent auditing firm on a regular basis.

12. Establish policies for the Company’s hiring of employees or former employees of the independent auditor.

13. Discuss with the independent auditor any matters on which they consulted their national office.

14. Meet with the independent auditor prior to the audit to discuss the planning and staffing of the audit.

15. Review and approve in advance any services provided by the independent auditors to the Company’s executive officers or members of their immediate family.

Oversight of the Company’s Internal Audit Function

16. Review the appointment, compensation, performance, and retention of the senior internal auditing executive.

17. Review the significant reports to management prepared by the internal auditing department and management’s responses.

18. Discuss with the independent auditor and management the internal audit department responsibilities, budget and staffing and any recommended changes in the planned scope of the internal audit.

Compliance Oversight Responsibilities

19. Obtain from the independent auditor assurance that Section 10A(b) of the Exchange Act has not been implicated. This section requires the independent auditor, if it detects or becomes aware of any illegal act, to assure that the Committee is adequately informed and to provide a report if the independent auditor has reached specified conclusions with respect to such illegal acts.

20. Obtain reports from management, the Company’s senior internal auditing executive and the independent auditor that the Company and its subsidiary/foreign affiliated entities are in conformity with applicable legal requirements and the Company’s Business Conduct Guidelines. Review reports and disclosures of insider and affiliated party transactions. Advise the Board with respect to the Company’s policies and procedures regarding compliance with applicable laws and regulations and with the Company’s Code of Business Conduct and Ethics.

21. Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

22. Discuss with management and the independent auditor any correspondence with regulators or governmental agencies and any published reports which raise material issues regarding the Company’s financial statements or accounting policies.

23. Discuss with the Company’s General Counsel legal matters that may have a material impact on the financial statements or the Company’s compliance policies and any matters involving potential or ongoing material violations of law or breaches of fiduciary duty by the Company or any of its directors, officers, employees or agents.

24. Review with management the policies and procedures with respect to officers’ expense accounts and perquisites, including their use of corporate assets, and consider the results of any review of these areas by the internal auditing department or the independent auditors.

25. Perform such other duties and responsibilities as may be assigned to the Committee from time to time by the Board and/or the Chairman of the Board.

V. Limitation of Audit Committee’s Role

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the independent auditor.

RUSSELL CORPORATION

Atlanta, Georgia

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS—APRIL 21, 2004

(This Proxy is solicited by the Board of Directors of the Company)

The undersigned shareholder of Russell Corporation (the “Company”) hereby appoints Herschel M. Bloom and Mary Jane Robertson, and each of them, with full power of substitution, proxies to vote the shares of stock which the undersigned could vote if personally present at the Annual Meeting of Shareholders of Russell Corporation to be held at the sales office of the Company located at 281 Sales Office Drive, Alexander City, Alabama 35011, on April 21, 2004 at 11:00 a.m., Central Daylight Time, or any adjournment thereof. The proxies will vote the shares represented by this proxy as the shareholder directs.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSALS LISTED BELOW. UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED PURSUANT TO THE BOARD OF DIRECTORS’ RECOMMENDATION.

Please mark your vote as indicated in this example ☒

1.	ELECTION OF DIRECTORS—For terms expiring with the Annual Meeting of Shareholders in 2007: [ ], C.V. Nalley III, John R. Thomas, John A. White.

☐ FOR all nominees above (except as marked to the contrary)	☐ WITHHOLD AUTHORITY to vote for all nominees above

INSTRUCTION: To withhold authority to vote for an individual nominee, write his or her name in the space provided below.

2.	REINCORPORATION PROPOSAL—To approve the Agreement and Plan of Merger, dated January 30, 2004, by and between the Company and Russell Corporation, a Delaware corporation and a wholly owned subsidiary of the Company (“Russell Delaware”), pursuant to which the Company will reincorporate in the State of Delaware by merging with and into Russell Delaware, with Russell Delaware surviving the merger.

☐  FOR            ☐  AGAINST            ☐  ABSTAIN

(CONTINUED AND TO BE SIGNED ON THE OTHER SIDE)

(Continued from reverse side.)

THE PROXIES ARE AUTHORIZED TO VOTE AT THEIR DISCRETION ON ALL OTHER MATTERS PROPERLY BROUGHT BEFORE THE MEETING.

VOTE BY MAIL: Please mark, sign and date your proxy card and return it in the postage paid envelope provided or return it to: Wachovia Employee Shareholder Services, 123 South Broad Street, PA 1328, Philadelphia, PA 19109.

TO CHANGE YOUR VOTE: A shareholder who has given a proxy may revoke it at any time prior to its exercise by giving written notice of such revocation to the Secretary of the Company, by executing and delivering to the Company a later dated proxy reflecting contrary instructions, or by appearing at the Annual Meeting and taking appropriate steps to vote in person.

Signature(s) of Shareholder

Dated:_________________________________, 2004

PLEASE DATE AND SIGN EXACTLY AS NAME APPEARS ON THIS PROXY. IF SHARES ARE HELD JOINTLY, EACH SHAREHOLDER SHOULD SIGN. EXECUTORS, ADMINISTRATORS, TRUSTEES, ETC. SHOULD USE FULL TITLE AND, IF MORE THAN ONE, ALL SHOULD SIGN. IF THE SHAREHOLDER IS A CORPORATION, PLEASE SIGN FULL CORPORATE NAME AND INDICATE TITLE OF AUTHORIZED OFFICER WHO SIGNS.

PLEASE COMPLETE, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.

RUSSELL CORPORATION

Atlanta, Georgia

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS—APRIL 21, 2004

(This Proxy is solicited by the Board of Directors of the Company)

The undersigned shareholder of Russell Corporation (the “Company”) hereby appoints Herschel M. Bloom and Mary Jane Robertson, and each of them, with full power of substitution, proxies to vote the shares of stock which the undersigned could vote if personally present at the Annual Meeting of Shareholders of Russell Corporation to be held at the sales office of the Company located at 281 Sales Office Drive, Alexander City, Alabama 35011, on April 21, 2004 at 11:00 a.m., Central Daylight Time, or any adjournment thereof. The proxies will vote the shares represented by this proxy as the shareholder directs.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSALS LISTED BELOW. UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED PURSUANT TO THE BOARD OF DIRECTORS’ RECOMMENDATION.

Please mark your vote as indicated in this example ☒

1.	ELECTION OF DIRECTORS—For terms expiring with the Annual Meeting of Shareholders in 2007: [ ], C.V. Nalley III, John R. Thomas, John A. White.

☐ FOR all nominees above (except as marked to the contrary)	☐ WITHHOLD AUTHORITY to vote for all nominees above

INSTRUCTION: To withhold authority to vote for an individual nominee, write his or her name in the space provided below.

2.	REINCORPORATION PROPOSAL—To approve the Agreement and Plan of Merger, dated January 30, 2004, by and between the Company and Russell Corporation, a Delaware corporation and a wholly owned subsidiary of the Company (“Russell Delaware”), pursuant to which the Company will reincorporate in the State of Delaware by merging with and into Russell Delaware, with Russell Delaware surviving the merger.

☐  FOR            ☐  AGAINST            ☐  ABSTAIN

(CONTINUED AND TO BE SIGNED ON THE OTHER SIDE)

(Continued from reverse side.)

THE PROXIES ARE AUTHORIZED TO VOTE AT THEIR DISCRETION ON ALL OTHER MATTERS PROPERLY BROUGHT BEFORE THE MEETING.

VOTE BY MAIL: Please mark, sign and date your proxy card and return it in the postage paid envelope provided or return it to: Corporate Election Services, P.O. Box 125, Pittsburgh, PA 15230-0125.

TO CHANGE YOUR VOTE: A shareholder who has given a proxy may revoke it at any time prior to its exercise by giving written notice of such revocation to the Secretary of the Company, by executing and delivering to the Company a later dated proxy reflecting contrary instructions, or by appearing at the Annual Meeting and taking appropriate steps to vote in person.

Signature(s) of Shareholder

Dated:_________________________________, 2004

PLEASE DATE AND SIGN EXACTLY AS NAME APPEARS ON THIS PROXY. IF SHARES ARE HELD JOINTLY, EACH SHAREHOLDER SHOULD SIGN. EXECUTORS, ADMINISTRATORS, TRUSTEES, ETC. SHOULD USE FULL TITLE AND, IF MORE THAN ONE, ALL SHOULD SIGN. IF THE SHAREHOLDER IS A CORPORATION, PLEASE SIGN FULL CORPORATE NAME AND INDICATE TITLE OF AUTHORIZED OFFICER WHO SIGNS.

PLEASE COMPLETE, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.

RUSSELL CORPORATION

Atlanta, Georgia

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS—APRIL 21, 2004

(This Proxy is solicited by the Board of Directors of the Company)

The undersigned shareholder of Russell Corporation (the “Company”) hereby appoints Herschel M. Bloom and Mary Jane Robertson, and each of them, with full power of substitution, proxies to vote the shares of stock which the undersigned could vote if personally present at the Annual Meeting of Shareholders of Russell Corporation to be held at the sales office of the Company located at 281 Sales Office Drive, Alexander City, Alabama 35011, on April 21, 2004 at 11:00 a.m., Central Daylight Time, or any adjournment thereof. The proxies will vote the shares represented by this proxy as the shareholder directs.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSALS LISTED BELOW. UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED PURSUANT TO THE BOARD OF DIRECTORS’ RECOMMENDATION.

Please mark your vote as indicated in this example ☒

1.	ELECTION OF DIRECTORS—For terms expiring with the Annual Meeting of Shareholders in 2007: [ ], C.V. Nalley III, John R. Thomas, John A. White.

☐ FOR all nominees above (except as marked to the contrary)	☐ WITHHOLD AUTHORITY to vote for all nominees above

INSTRUCTION: To withhold authority to vote for an individual nominee, write his or her name in the space provided below.

2.	REINCORPORATION PROPOSAL—To approve the Agreement and Plan of Merger, dated January 30, 2004, by and between the Company and Russell Corporation, a Delaware corporation and a wholly owned subsidiary of the Company (“Russell Delaware”), pursuant to which the Company will reincorporate in the State of Delaware by merging with and into Russell Delaware, with Russell Delaware surviving the merger.

☐  FOR            ☐  AGAINST            ☐  ABSTAIN

(CONTINUED AND TO BE SIGNED ON THE OTHER SIDE)

(Continued from reverse side.)

THE PROXIES ARE AUTHORIZED TO VOTE AT THEIR DISCRETION ON ALL OTHER MATTERS PROPERLY BROUGHT BEFORE THE MEETING.

VOTE BY MAIL: Please mark, sign and date your proxy card and return it in the postage paid envelope provided or return it to: SunTrust, P.O. Box 4625, Atlanta, GA 30302.

TO CHANGE YOUR VOTE: A shareholder who has given a proxy may revoke it at any time prior to its exercise by giving written notice of such revocation to the Secretary of the Company, by executing and delivering to the Company a later dated proxy reflecting contrary instructions, or by appearing at the Annual Meeting and taking appropriate steps to vote in person.

Signature(s) of Shareholder

Dated:_________________________________, 2004

PLEASE DATE AND SIGN EXACTLY AS NAME APPEARS ON THIS PROXY. IF SHARES ARE HELD JOINTLY, EACH SHAREHOLDER SHOULD SIGN. EXECUTORS, ADMINISTRATORS, TRUSTEES, ETC. SHOULD USE FULL TITLE AND, IF MORE THAN ONE, ALL SHOULD SIGN. IF THE SHAREHOLDER IS A CORPORATION, PLEASE SIGN FULL CORPORATE NAME AND INDICATE TITLE OF AUTHORIZED OFFICER WHO SIGNS.

PLEASE COMPLETE, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.